Exhibit 10.9

LEASE

BETWEEN

CM LEJEUNE, INC.
AS LANDLORD

AND

BURGER KING CORPORATION
AS TENANT

LOCATED AT

2701 LEJEUNE ROAD, CORAL GABLES, FLORIDA

LEASE INDEX

i

Section 38	BROKER	53
Section 39	MEMORANDUM OF LEASE	54
EXHIBIT “A” –	BUILDING LAND LEGAL DESCRIPTION
EXHIBIT “B” –	PREMISES FLOOR PLANS
EXHIBIT “C” –	DEVELOPMENT BUDGET AND ANNUAL RENT CALCULATION
EXHIBIT “D” –	EXCLUSIONS TO OPERATING EXPENSES
EXHIBIT “E” –	CONSTRUCTION ADDENDUM
EXHIBIT “F” –	JANITORIAL SPECIFICATIONS
EXHIBIT “G” –	DISQUALIFIED TRANSFEREES
EXHIBIT “H” –	TENANT’S BUILDING SIGNAGE
EXHIBIT “I” –	SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT “J” –	RULES AND REGULATIONS
EXHIBIT “K” –	PARKING PROVISIONS

ii

EXHIBIT “L” –	SUPPLEMENTARY SECURITY SPECIFICATIONS
EXHIBIT “M” –	LETTER OF CREDIT REQUIREMENTS
EXHIBIT “M-1”–	FORM OF LETTER OF CREDIT
EXHIBIT “N” –	MEMORANDUM OF LEASE

SCHEDULE OF RIDERS

Rider No. 1. – Renewal Option

iii

LEASE

     THIS LEASE (“Lease”) is made as of the 10th day of May, 2005, between CM LEJEUNE, INC., a Florida corporation (“Landlord”), and BURGER KING CORPORATION, a Florida corporation (“Tenant”).

WITNESSETH:

SUMMARY OF LEASE PROVISIONS

Section 1 - BASIC DATA. Certain fundamental provisions of this Lease are presented in this summary format in this Section 1 to facilitate convenient reference by the parties hereto. All references in this Lease to the following terms shall be accorded the meanings or definitions given in this Section, as though such meaning or definition were fully set forth throughout the text hereof, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease. This Section, together with the terms herein referenced, shall constitute an integral part of this Lease. Additional defined terms may appear in other provisions of this Lease and, if so, will have the respective meanings assigned to them. The definition of a term or phrase in the singular will include and allow for a reference to such term or phrase in the plural or vice versa.

     1.1 “Alteration” shall mean any improvements, changes or alterations in or about the Premises other than the initial Leasehold Improvements.

     1.2 “Base Building” shall have the meaning set forth in the Construction Addendum.

     1.3 “B.O.M.A.” shall mean the standard method for measuring floor area in office buildings as published by the Builders, Owners and Managers Association International, ANSI/B.O.M.A. Z65.1 -1996, and approved June 7, 1996 by the American National Standards Institute, Inc.

     1.4 “Building” shall mean the building to be constructed by Landlord on the Building Land. The current address of the Building Land is 2701 LeJeune Road, Coral Gables, Florida 33134. A general description of the Building is a 15-story office building, containing Tenant’s Premises, ground floor retail space, and parking. The Building is designed with approximately 22,000 Rentable Square Feet of retail space on the first (ground) floor intended to be leased by Landlord to third parties (the “Third Party Ground Floor Retail Space”), plus approximately 34,340 Rentable Square Feet on the 8th floor, plus (iii) approximately 187,425 Rentable Square Feet in the aggregate for floors 9 through 15. The remaining portion of the first floor shall be for the lobby (both Tenant’s Lobby Space, as hereinafter defined, and a separate lobby area for the Third Party Ground Floor Retail Space and/or a passageway (“gallery”) leading from the parking garage), and the second though seventh floors will be for parking.

     1.5 “Building Land” shall mean that certain real property more particularly described on Exhibit “A,” attached hereto and made a part hereof.

     1.6 Intentionally omitted.

     1.7 “Business Days” shall mean all days, except Saturdays, Sundays, New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

     1.8 “Commencement Date” shall mean the earlier of the date that (i) Tenant occupies the entire Premises for the conduct of its business or (ii) is sixty (60) days after Landlord’s Substantial Completion (as hereinafter defined) of the Premises. Landlord agrees to tender possession of the Premises to Tenant (and Tenant agrees to accept possession of the Premises from Landlord) upon Substantial Completion. Notwithstanding the foregoing, if any Tenant Delay (as defined in the Construction Addendum) causes a delay in Substantial Completion, then the Commencement Date shall be deemed to be the date that is sixty (60) days after Substantial Completion would have been achieved, but for such Tenant Delay.

     1.9 “Common Areas” shall mean the following areas: (i) any areas in the Building devoted to shared lobbies, hallways, elevators, rest rooms, janitorial closets, mailrooms, vending areas and other similar facilities provided for the common use or benefit of tenants generally and/or for the public located in the Building (but shall not include any such areas designated for the exclusive use or benefit of a particular tenant, including Tenant); (ii) portions of the Building used for mechanical rooms, electrical facilities, telephone closets, fire towers and building stairs (but shall not include any such areas designated for the exclusive use or benefit of a particular tenant, including Tenant), provided Tenant is not granted a license to utilize such areas; (iii) elevator shafts, vents, stacks, pipe shafts and vertical ducts, provided Tenant is not granted a license to utilize such areas; and (iv) those portions of the Building and/or the Building Land which are provided and maintained for the common use and benefit of Landlord and tenants of the Building only and employees and invitees and licensees of Landlord and such tenants; including, without limitation, all atriums, walkways, parking areas, and all streets, sidewalks and landscaped areas comprising the Building Land.

     1.10 “Fixed Annual Rent” shall mean the base rent to be paid each and every Lease Year during the initial Term which shall be equal to the “Cost Allocation Rent” plus “Concession Rent,” subject to escalations, plus applicable sales tax, to be determined as follows:

“Cost Allocation Rent” is estimated (but not guaranteed or capped) at $20.05 per Rentable Square Foot of the Premises per annum for the first Lease Year. The Cost Allocation Rent shall be calculated based upon a Base Building cost of $79,151,868.00 or $320.04 per Rentable Square Foot of the Building. Within sixty (60) days after Landlord receives the

Certificate of Completion for the Base Building, Landlord shall calculate the final Cost Allocation Rent based upon the final Project costs. If the actual Base Building cost (the “Actual Base Building Cost”) was higher or lower than $320.04 per Rentable Square Foot of the Building, the Cost Allocation Rent shall be determined based upon the following formula: Rentable Square Feet of the Premises/Rentable Square Feet of the Building X Actual Base Building- Cost divided by Rentable Square Feet of the Building X 7.25% . The calculation of the Cost Allocation Rent is more particularly described in that certain Development Budget and Annual Rent Calculation, attached hereto and made a part hereof as Exhibit “C”;

plus

“Concession Rent” equal to 7.25% of (i) the Tenant Improvement Allowance per Rentable Square Foot (which is not more than $35.00 per Rentable Square Foot of the Premises but may not be less than $25.00 per Rentable Square Foot of the Premises) given or paid on behalf of Tenant plus (ii) the amount of the leasing commission paid to Specified Broker for this Lease on a per Rentable Square Foot basis.

Based on Exhibit “C,” the Fixed Annual Rent for the first Lease Year is estimated to be $23.17 per Rentable Square Foot of the Premises. Commencing on the Commencement Date, Tenant will pay Fixed Annual Rent based on such estimate. Once the actual Cost Allocation Rent and Concession Rent have been determined in accordance with the provisions of this Lease, a reconciliation payment will be made based on the estimated versus actual amounts, and the parties will enter into an amendment to this Lease to set forth the actual Fixed Annual Rent schedule, with the increases described below.

The annual Fixed Annual Rent rate per Rentable Square Foot of the Premises shall increase by six percent (6%) per Rentable Square Foot of the Premises every other Lease Year, commencing on the first day of the third (3rd) Lease Year of the Term.

     1.11 “Governmental Authority” shall have the meaning set forth in Section 58.

     1.12 “Governmental Requirements” shall have the meaning set forth in Section 58.

     1.13 “Hazardous Substance” shall mean any flammables, explosives, radioactive material, hazardous wastes, hazardous or toxic substances or related materials, asbestos or any material containing asbestos, or any other substance or material as defined in any federal, state or local environmental Governmental Requirement, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Material Transportation Act, as amended, the Resource Conservation and Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted in publications promulgated pursuant to each of the foregoing.

     1.14 “Landlord” shall mean CM LeJeune, Inc., its grantees, successors and assigns.

     1.15 “Lease Year” shall mean the following for the first Lease Year of the Term: the twelve (12) full month period beginning on the Commencement Date. If the Commencement Date falls on a day other than the first day of a month, then the first Lease Year shall include the period from the Commencement Date through the end of the calendar month in which the Commencement Date falls. Commencing with the second Lease Year and for each Lease Year thereafter occurring during the Term and any extension or renewal thereof, “Lease Year” shall mean each twelve (12) month period commencing on the first day of the second Lease Year and each anniversary thereof. For example, if the Commencement Date occurred on January 15, 2008, then the first Lease Year would commence on January 15, 2008 and would end on January 31, 2009, and each subsequent Lease Year would be the twelve (12) month period from February 1 through January 31.

     1.16 “Leasehold Improvement Plans” shall mean the final Landlord approved plans and specifications (working drawings) prepared by Tenant’s Architect for the construction and completion of the Leasehold Improvements in the Premises.

     1.17 “Leasehold Improvements” shall have the meaning set forth in the Construction Addendum.

     1.18 “Material Alterations” shall mean any alteration which: (i) is not limited solely to the interior of the Premises or in any other way affects “the exterior of the Premises; and/or (ii) is structural in nature or otherwise affects the strength of the Building; and/or (iii) affects the mechanical, electrical, sanitary (including plumbing), heating, ventilating, and air-conditioning (“HVAC”), life safety, or other services of the Building; and/or (iv) has an aggregate cost greater than One Hundred Thousand Dollars ($100,000.00) ..

     1.19 “Normal Business Hours” shall mean from 7:00 a.m. to 7:00 p.m. during all Business Days, and from 8:00 a.m. to 1:00 p.m. on Saturdays.

     1.20 “Notice Address”:

To Landlord at:	c/o Codina Development Corporation
355 Alhambra Circle, Suite 900
Coral Gables, Florida 33134

	Attention:	Jose Hevia
President

with a required	Codina Group, Inc.
simultaneous	355 Alhambra Circle, Suite 900
copy of default	Coral Gables, Florida 33134
notices to:	Attention:	Kolleen O.P. Cobb
General Counsel

To Tenant at:	Burger King Corporation
5505 Blue Lagoon Drive
Miami, Florida 33126
	Attention:	Deputy General Counsel

with a required	Greenberg Traurig
simultaneous	401 East Las Olas Boulevard, Suite 2000
copy of default	Fort Lauderdale, Florida 33301
notices to:	Attention: Peter L. Tunis

     1.21 “Premises” shall mean (a) the entire 8th through 15th floors of the Building (the “Tower Space”), plus (b) the ground floor lobby serving only the Tower Space containing approximately 2,341 Rentable Square Feet (“Tenant’s Lobby Space”), plus (c) approximately 532 Rentable Square Feet of ground floor space (but not to exceed 600 Rentable Square Feet of ground floor space) (the “Tenant’s Ground Floor Retail Space”) (which Tenant’s Ground Floor Retail Space may be designed as being within Tenant’s Lobby Space or in the same area as the Third Party Ground Floor Retail Space), all as substantially identified by labeling on the floor plans attached hereto and made a part hereof as Exhibit “B,” containing a total of approximately 224,638 Rentable Square Feet, subject to adjustment as provided in Section 2 hereof.

     1.22 “Project” means the Building Land, together with all improvements constructed or to be constructed thereon from time to time including, but not limited to, the Building and Common Areas. The Project is an office building named “2701 LeJeune.”

     1.23 “Rentable Area” or “Rentable Square Footage” shall mean the total rentable area (as it exists from time to time) based on the B.O.M.A. method. Rentable Area of the Premises means approximately 224,638 square feet and Rentable Area of the Building means approximately 247,315 square feet, subject to adjustment as provided in Section 2 hereof.

     1.24 “Rent Payment Location” shall mean c/o Codina Real Estate Management, Inc., 355 Alhambra Circle, Suite 900, Miami, Florida 33134, Attention: Property Manager, or such other location as Landlord may designate in writing from time to time.

     1.25 “Specified Broker” shall mean Newmark Southern Region LLC (representing Tenant).

     1.26 “Stipulated Rate” means interest at the lesser of (a) the rate of ten percent (10%) per annum, or (b) the highest legal rate of interest permitted under Florida law.

     1.27 “Tenant” shall mean Burger King Corporation, and its permitted successors and permitted assigns. The term “Original Tenant” shall mean only Burger King Corporation and shall not include Original Tenant’s successors and assigns.

     1.28 “Tenant Property” shall mean all movable partitions, business and trade fixtures, machinery and equipment (including, without limitation, test kitchen and gymnasium equipment), computers, furniture, satellite dish(s), signage, communications equipment and office equipment, whether or not attached to or built into the Premises which are installed in the Premises by or for the account of Tenant and can be removed without structural damage to the Building and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises.

     1.29 “Tenant’s Proportionate Share” shall mean approximately 90.83% which is comprised of the Rentable Area of the Premises, divided by the total Rentable Area which is to be constructed in the Building, subject to adjustment as provided in Section 2 hereof.

     1.30 “Term” shall mean one hundred eighty (180) full calendar months commencing on the Commencement Date and ending at 11:59 p.m. on the last day of the fifteenth (15th) Lease Year (“Expiration Date”) or on such earlier date in which the Term of this Lease shall expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law. In the event the renewal option(s) to extend the Term (as set forth in Rider No. 1 hereto) are duly exercised, all references contained in this Lease to the Expiration Date or Term, whether by number of years or number of months, shall be construed to refer to the initial Term hereof as extended, whether or not specific reference thereto is made in this Lease.

     1.31 “Usable Area” or “Usable Square Footage” shall mean the total usable area (as it exists from time to time) based on the B.O.M.A. method. Usable Area of the Premises means approximately 198,483 square feet, subject to adjustment as provided in Section 2 hereof.

     1.32 “Use” shall mean the following:

     A. In connection with the Tower Space, the Use shall mean general office use. The Tower Space may also be used for the following ancillary uses within the Tower Space: as a test kitchen; cafeteria and dining room (and kitchen area) primarily for employees and Tenant’s visitors; as a travel department making arrangements for Tenant’s employees; for conference facilities; as an employee credit union for the use of credit union members (but not as a banking or other financial services facility open to the general public); as a gymnasium primarily for employees (but not open to the general public); for Tenant’s data and computer facilities; for the operation of automatic teller machines inside the Tower Space for Tenant’s employees and not for the general public; as a company store and/or sundry shop, but not as a retail store open to members of the general public; and such other ancillary or incidental uses that are typical for a corporate headquarters facility provided that they are not open to the general public. The test kitchen and other uses involving food preparation requiring ventilation may be located anywhere in Tenant’s Tower Space, provided that the ventilation must occur on the 8th floor of the Building outside of the typical tower floor plate or envelope (and the Building will be designed accordingly). Tenant shall be permitted to use the Premises 24 hours per day, 365 days a year.

     B. The Tenant’s Ground Floor Retail Space shall solely be used for the retail sale and/or display by Tenant to the general public and/or Tenant’s employees and visitors of merchandise and memorabilia containing the Burger King name and/or logo, and Tenant’s use thereof shall be consistent with ground floor retail space in comparable corporate headquarters buildings. Tenant’s Ground Floor Retail Space may also be used for the sale to Tenant’s employees and visitors of food, beverages, snacks, and other items customarily sold in sundry shops in comparable first-class office buildings in Coral Gables, Florida; provided, however, that there shall be no cooking in Tenant’s Ground Floor Retail Space (whether microwave or otherwise), and Tenant’s Ground Floor Retail Space may not be used as a Burger King restaurant. Tenant’s use of Tenant’s Ground Floor Retail Space is personal to the Original Tenant and may not be assigned or sublet by Original Tenant unless Original Tenant (or a subsequent Tenant) is then still leasing all of the Tower Space and the applicable transaction involving the Tenant’s Ground Floor Retail Space is in connection with an assignment of this Lease in total, or a sublease of all of the Premises. If Tenant ever vacates, abandons, or fails to utilize the Tenant’s Ground Floor Retail Space for the purposes set forth above (except for bona fide temporary cessation for a reasonable period due to alterations (but not to exceed sixty (60) days regarding alterations), casualty, condemnation, or force majeure), then Landlord will have the right (at its option) to recapture the Tenant’s Ground Floor Retail Space, whereupon the Lease will terminate solely with respect to the Tenant’s Ground Floor Retail Space, and with a proportionate refund from Landlord of any Fixed Annual Rent and additional rent paid for a period subsequent to the effective date of the recapture.

     C. Tenant’s Lobby Space (other than the Tenant’s Ground Floor Retail Space) shall be used solely for Tenant’s entrance lobby for the Tower Space and may contain Tenant’s reception desk (with seating area for visitors) and the security desk.

STANDARD PROVISIONS OF LEASE

Section 2 – PREMISES.

     A. Subject to the rent, terms and conditions herein set forth, Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Premises, subject to the terms and provisions of this Lease to have and to hold for the Term, unless the Term shall be sooner terminated as hereinafter provided.

     B. The parties acknowledge and agree that the Rentable Square Footage of the Premises and the Building specified in Section 1 of this Lease are approximations. Upon completion of the Base Building Plans pursuant to the Construction Addendum, Landlord shall, at Landlord’s own expense, direct its architect (or engineer) to determine the Usable Area of the Premises and the Rentable Areas of the Premises and the Building as designed and the Tenant’s Proportionate Share (based on B.O.M.A. and showing in detail the method of calculation thereof as designed) and certify the same to Landlord and Tenant (the “Actual Designed Square Footage”). If the foregoing measurements as determined in good faith by Landlord’s architect (or engineer) are greater or less than the square footage specified in Section 1 of this Lease, the Usable and Rentable Areas of the Premises and Building and Tenant’s Proportionate Share shall be adjusted to equal the amount so determined, and the Fixed Annual Rent, the Tenant Improvement Allowance, and all other amounts specified in this Lease which are a function of the Usable Area or Rentable Area of the Premises and/or Building shall be adjusted accordingly; provided, however, that in no event may the Actual Designed Square Footage exceed the square footage specified in Section 1 of this Lease by more than three thousand (3,000) Rentable Square Feet (the “Permissible Designed Square Footage Variation”). Notwithstanding anything to the contrary contained in this subsection, the Permissible Designed Square Footage Variation shall not be applicable to the extent that the variation in square footage results from Tenant’s Building Changes (as defined in the Construction Addendum).

     C. If Tenant disagrees with the Landlord’s architect’s (or engineer’s) determination of the Actual Designed Square Footage, Tenant shall have the right to obtain a good faith determination of the measurement in question by an architect (or engineer) of its choosing, within thirty (30) days after Tenant’s receipt of the Landlord’s architect’s (or engineer’s) determination. In order to challenge Landlord’s architect’s (or engineer’s) determination, Tenant shall be required to have its architect (or engineer) determine the Usable Area of the Premises and the Rentable Areas of the Premises and the Building and the Tenant’s Proportionate Share based on B.O.M.A. as described above, and Tenant’s architect (or engineer) shall certify the same to Landlord and Tenant. If the determinations of the measurement in question by the architects (or engineers) of the respective parties differ, the architects (or engineers) shall each be provided with a copy of the other party’s architect’s (or engineer’s) determination. The two (2) architects (or engineers) shall have fourteen (14) days from delivery of the other party’s architect’s (or engineer’s) determination to agree or to select a mutually agreeable third architect (or engineer). Such third architect (or engineer) shall have thirty (30) days from the date he or she is selected to make such independent measurements and investigation as he or she deems reasonable and necessary and to deliver to the parties a written determination. The determination of such third architect or engineer will be final, binding and non-appealable. Each party shall bear the cost and fees of its architect (or engineer), and both parties shall equally divide the costs and fees of the third architect (or engineer). If the architects (or engineers) of the respective parties fail to agree yet do not appoint a third architect (or engineer) within the time provided, then either party may request that the then President of Miami-Dade County chapter of the American Institute of Architects (or its successor organization) appoint such third architect (or engineer). If Miami-Dade County does not have a chapter of the American Institute of Architects, then either party may request the Chief Judge of the Miami-Dade County Circuit Court to appoint such third architect or engineer.

     D. Within thirty (30) days following Substantial Completion, Landlord shall, at Landlord’s own expense, direct its architect (or engineer) to determine the actual Usable Area of the Premises and the Rentable Areas of the Premises and the Building and the Tenant’s Proportionate Share (based on B.O.M.A. and showing in detail the method of calculation thereof as actually constructed) and certify the same to Landlord and Tenant. In the event that the foregoing measurements as determined in good faith by Landlord’s architect (or engineer) are greater or less than the Actual Designed Square Footage, the Usable and Rentable Areas of the Premises and Building and Tenant’s Proportionate Share shall be adjusted to equal the amount so determined, and the Fixed Annual Rent, the Tenant Improvement Allowance, and all other amounts specified in this Lease which are a function of the Usable Area or Rentable Area of the Premises and/or Building shall be adjusted accordingly.

     E. In the event Tenant disagrees with the Landlord’s architect’s (or engineer’s) determination of the Usable or Rentable Areas of the Premises or Building as constructed, Tenant shall have the right to obtain a good faith determination of the measurement in question by an architect (or engineer) of its choosing, within thirty (30) days after Tenant’s receipt of the Landlord’s architect’s (or engineer’s) determination. In order to challenge Landlord’s architect’s (or engineer’s) determination, Tenant shall be required to have its architect (or engineer) determine the actual Usable Area of the Premises and the Rentable Areas of the Premises and the Building and the Tenant’s Proportionate Share based on B.O.M.A. as described above, and Tenant’s architect (or engineer) shall certify the same to Landlord and Tenant. If the determinations of the measurement in question by the architects (or engineers) of the respective parties differ, the architects (or engineers) shall each be provided with a copy of the other party’s architect’s (or engineer’s) determination. The two (2) architects (or engineers) shall have fourteen (14) days from delivery of the other party’s architect’s (or engineer’s) determination to agree or to select a mutually agreeable third architect (or engineer). Such third architect (or engineer) shall have thirty (30) days from the date he or she is selected to make such independent measurements and investigation as he or she deems reasonable and necessary and to deliver to the parties a written determination. The determination of such third architect or engineer will be final, binding and non-appealable. Each party shall bear the cost and fees of its architect (or engineer), and both parties shall equally divide the costs and fees of the third architect (or engineer). If the architects (or engineers) of the respective parties fail to agree yet do not appoint a third architect (or engineer) within the time provided, then either party may request that the then President of Miami-Dade County chapter of the American Institute of Architects (or its successor organization) appoint such third architect (or engineer). If Miami-Dade County does not have a chapter of the American Institute of Architects, then either party may request the Chief Judge of the Miami-Dade County Circuit Court to appoint such third architect or engineer. If the parties have not agreed upon the Rentable Area of the Premises, Tenant shall pay Fixed Annual Rent during the period prior to the final determination in an amount calculated using the Landlord’s architect’s (or engineer’s) determination of the Rentable Area of the Premises. Upon the final determination of the Rentable Area of the Premises, Tenant shall immediately pay any amounts which were due and not paid, or Landlord shall credit Tenant’s account for any excess amounts previously paid, as the case may require.

     F. Notwithstanding the foregoing, if the Rentable Area of the Premises as finally determined in accordance with the provisions set forth above exceeds the Actual Designed Square Footage by more than one thousand (1,000) Rentable Square Feet (the “Permissible Fixed Annual Rent Square Footage Variation”), then Tenant shall not be responsible for any Fixed Annual Rent that would be payable with respect to the amount of square footage in excess of the Permissible Fixed Annual Rent Square Footage Variation (but Tenant’s Proportionate Share of Operating Costs and Taxes shall still be based on the Rentable Area of the Premises as finally determined in accordance with the provisions set forth above, except otherwise as expressly set forth below). If the Rentable Area of the Premises as finally determined in accordance with the provisions set forth above exceeds the Actual Designed Square Footage by more than five thousand (5,000) Rentable Square Feet (the “Permissible Proportionate Share of Operating Costs and Taxes Square Footage Variation”), then Tenant shall not be responsible for any Tenant’s Proportionate Share of Operating Costs and Taxes that would be payable with respect to the amount of square footage in excess of the Permissible Proportionate Share of Operating Costs and Taxes Square Footage Variation. Notwithstanding anything to the contrary contained in this subsection, there shall be no limitation on Tenant’s liability for Fixed Annual Rent and/or Tenant’s Proportionate Share of Operating Costs and Taxes based on such remeasurement to the extent that the variation in square footage results from Tenant’s Building Changes (as defined in the Construction Addendum).

Section 3 – TERM. The Term shall commence on the Commencement Date. Landlord shall deliver exclusive possession of the Premises to the Tenant as of the date of Substantial Completion.

Section 4 – PERMITTED USE. It is understood that the Premises are to be used solely for the Use set forth in Section 1 and for no other purposes. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Premises, Tenant shall, at its expense, duly procure and thereafter maintain such license or permit and shall at all times comply with the terms and conditions of same. Tenant shall not at any time suffer the Premises to be used or occupied (a) in violation of (i) the Certificate of Occupancy for the Premises or for the Building, (ii) any of the provisions of this Lease, or (iii) zoning ordinances, and rules and regulations of Governmental Authorities having jurisdiction. The Premises shall be used and occupied so as not to contravene any present or future Governmental Requirements, or the requirements of the Landlord’s or Tenant’s insurers, subject to the terms of Section 58 below.

     Without Landlord’s approval, Tenant shall be permitted to hold company events (including the serving of food and beverages) in Tenant’s Lobby Space. In addition, without Landlord’s approval, Tenant shall be permitted to hold company events in Tenant’s exclusive parking areas from time to time. For any use for company events of any Common Areas (other than Tenant’s exclusive parking areas) from time to time, then any such use for company events is subject to Landlord’s prior approval, which shall not be unreasonably withheld or delayed.

Section 5 – FIXED ANNUAL RENT.

     A. Tenant hereby covenants and agrees to pay to Landlord in lawful United States currency, together with any and all applicable sales and use taxes (including, without limitation, sales tax on rents) levied upon the use and occupancy of the Premises as set forth in Section 6, the Fixed Annual Rent specified in Section 1 payable in equal monthly installments in advance, beginning on the Commencement Date and continuing on the first day of each and every calendar month thereafter during the Term. All forms of Rent due under this Lease shall be paid to Landlord, without demand, setoff or deduction whatsoever, unless otherwise expressly set forth herein, at the Rent Payment Location specified in Section 1 or at such other place as Landlord shall designate in writing to Tenant.

     Promptly upon the occurrence of the Commencement Date, the parties shall execute an instrument confirming the Commencement Date and the Expiration Date of the initial Term hereof, but the failure of any party to do so shall not release any of the parties from any of their obligations hereunder.

     B. Any and all sums of money or charges, other than Fixed Annual Rent, required to be paid by Tenant under this Lease, whether or not the same be so designated, shall be considered “additional rent.” Landlord shall have the same rights and remedies with respect to additional rent as with respect to Fixed Annual Rent. The term “Rent” is hereby defined to mean the Fixed Annual Rent and any additional rent payable by Tenant to Landlord under this Lease.

     C. In the event any monthly installments of Fixed Annual Rent and Tenant’s Proportionate Share of Operating Costs (and Tenant’s Proportionate Share of Taxes, if required to be paid monthly as described below) due Landlord hereunder shall not be paid within ten (10) days after the due date, a late charge equal to three percent (3%) of the unpaid installment shall be assessed against the unpaid amount; provided, however, on the first two (2) such occurrences in any twelve (12) month period, such late charge shall be assessed only if Tenant fails to pay the unpaid amount within ten (10) days after Tenant’s receipt of written notice of nonpayment from Landlord (which notice may be given at any time after the first day of the month for which such monthly Rent remains unpaid). In the event any Rent other than monthly installments of Fixed Annual Rent and Tenant’s Proportionate Share of Operating Costs (and Tenant’s Proportionate Share of Taxes, if required to be paid monthly as described below) due Landlord hereunder shall not be paid within ten (10) days after Tenant’s receipt of written notice from Landlord, a late charge equal to three percent (3%) of the unpaid amount shall be assessed against the unpaid amount.

Section 6 – SALES AND USE TAX. Tenant hereby covenants and agrees to pay monthly to Landlord, as additional rent, any sales and use tax now or hereafter imposed upon the rents, use or occupancy of the Premises by the United States of America, the State of Florida, the County of Miami-Dade, the City of Coral Gables, or any political subdivision thereof, notwithstanding the fact that such statute, ordinance or enactment imposing the same may endeavor to impose the tax on Landlord.

Section 7 – REAL ESTATE TAXES AND ASSESSMENTS.

     A. The term “Taxes” shall mean and include all ad valorem real estate taxes and general and special assessments (whether foreseen or unforeseen, ordinary or extraordinary, and including, without limitation, non ad valorem assessments), which shall, beginning on the Commencement Date and continuing during the Term, become due and payable with respect to the Project, other than any fine, penalty, cost or interest for any tax or assessment or part thereof which Landlord failed to pay prior to delinquency (except if same are imposed by reason of Tenant’s default hereunder). Landlord shall pay, prior to delinquency, all Taxes levied or assessed against the Project. Nothing contained in this Lease shall require Tenant to pay any estate, inheritance, succession, capital levy, corporate franchise, gross receipts, transfer or income tax of Landlord. Reference is made to the fact that, under the present system of real estate taxation in the State of Florida, the amount of real estate tax payable is discounted in varying amounts depending upon how soon after receipt of the tax bill such tax bill is paid. Tenant’s Proportionate Share of the Taxes shall be calculated and paid based upon the highest available discount allowed under applicable law for early payment, except if Tenant fails to timely pay Tenant’s Proportionate Share of such Taxes as required hereunder.

     B. Commencing on the Commencement Date, Tenant shall pay Landlord Tenant’s Proportionate Share of the amount of Taxes on an annual basis within thirty (30) days following receipt by Tenant of a true copy of the tax bill(s) together with a statement from Landlord setting forth the amount due from Tenant and the manner of calculation thereof (provided, however, that Tenant shall not be required to make said payment of Taxes more than thirty (30) days prior to the earliest date that such Taxes may be paid in order to receive the maximum discount for early payment). Tenant’s obligation hereunder shall be only to the extent of the full Term of this Lease and any extension(s) hereof, it being agreed that the Taxes for any partial calendar year shall be prorated. Upon request of Tenant, Landlord shall provide Tenant with a copy of the receipted tax bill(s) for the immediately preceding calendar year. If Tenant fails at any time during the Term to timely remit to Landlord Tenant’s Proportionate Share of Taxes, and such failure continues for more than ten (10) days after Tenant’s receipt of written notice from Landlord that Tenant failed to timely pay such Taxes, then, at Landlord’s election, for the remainder of the Term, Tenant shall pay the estimated Taxes for the upcoming in year in twelve (12) equal monthly installments, which estimated payments shall be reconciled annually once the actual Taxes are known for such year, in the same manner as the annual reconciliation of estimated versus actual Operating Costs, as described below. For such estimated tax payments, the monthly amounts paid to Landlord shall be deemed to earn interest for Tenant’s benefit at the standard passbook savings account rate of Landlord’s existing mortgagee from time to time (if the mortgagee is a bank or other financial institution that offers savings accounts) or, if there is no mortgagee or the mortgagee is not a bank or other such financial institution, at the standard passbook savings account rate of a bank doing business in Miami-Dade County, Florida, as selected by Landlord, such interest to be disbursed annually to Tenant so long as no default exists beyond applicable notice and cure periods (if any).

     C. In the event that taxing authorities in the locality in which the Premises are located include or calculate, in Taxes, the value of Tenant’s machinery, equipment, trade fixtures, tools, stock in trade, inventory or other assets of Tenant, then, and in that event, Tenant shall pay when due all taxes on such items.

     D. Tenant shall also pay to Landlord as additional rent, Tenant’s Proportionate Share of the reasonable costs and expenses paid or incurred by Landlord during each calendar year of the Term for professional and other services (including, but not limited to, reasonable fees and expenses of consultants, attorneys, appraisers and experts) in connection with efforts which successfully lowered Taxes or successfully resisted increased Taxes; provided, however, in no event shall Tenant’s Proportionate Share of such costs and expenses exceed the amount of the savings; and provided further that Tenant is responsible for Tenant’s Proportionate Share of the filing fees and other costs involved in a contest of Taxes (other than costs for professional and other services, such as costs of consultants, attorneys, appraisers and experts), regardless of the outcome thereof. Such costs and expenses shall be determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”) and allocated to any particular calendar year on the accrual method of accounting. Tenant shall pay Tenant’s Proportionate Share of such costs and expenses annually within thirty (30) days following receipt by Tenant of a statement therefor, and Tenant’s Proportionate Share shall be prorated in the event Tenant is required to make such payment for a partial Lease Year.

     E. With respect to any special assessments for Taxes which may be evidenced by improvement or other bonds, or may be paid in installments, only the amount of such installment (with appropriate proration for any partial calendar year) which become due during the Term shall be included in Tenant’s annual pro rata portion of Taxes.

     F. Any rebates, refunds or abatements of Taxes received by Landlord subsequent to payment of Taxes by Tenant shall be refunded to Tenant on a pro rata basis within thirty (30) days of receipt thereof by Landlord. Any such rebate, refund or abatement realized by Landlord prior to payment by Tenant shall result in an immediate reduction in Tenant’s pro rata portion of the Taxes then due to Landlord.

     G. With respect to special assessments, Taxes shall not include special assessments which are assessed for the purpose of financing (i) Landlord’s initial construction of the Project or (ii) a future expansion of the Project by Landlord following Substantial Completion (unless the future expansion is undertaken by Landlord at Tenant’s request) or (iii) any off-site improvements required as a result of Landlord’s initial construction of the Project or a future expansion of the Project (unless the future expansion is undertaken by Landlord at Tenant’s request).

     H. If Tenant desires, as determined by Tenant in its reasonable business judgment, to contest the validity or amount of any Taxes, Tenant shall notify Landlord. At Landlord’s option, Landlord will either (i) contest such Taxes, and in connection therewith Landlord will retain a mutually acceptable consultant for such contest and the costs shall be paid as provided in subsection D, above, or (ii) notify Tenant that Tenant shall be permitted to contest such Taxes (and in connection therewith Tenant will retain a mutually acceptable consultant for such contest), and the costs shall be paid by Tenant. If Landlord notifies Tenant that Tenant may contest Taxes, then Tenant shall diligently prosecute such contest (in Tenant’s own name or in the name of Landlord, or in the name of both, as it may deem appropriate, and Landlord, at Tenant’s expense, will cooperate in any such dispute and contest). In the event of a contest, the disputed charge need not be paid until finally adjudged to be valid, except as otherwise required by Governmental Requirements. At the conclusion of such contest, Tenant shall pay Tenant’s Proportionate Share of the charge contested to the extent it is held valid, together with all court costs, interest, penalties, and other expenses relating thereto and will indemnify and hold harmless Landlord from any costs, expenses, and damages incurred in connection with such proceedings, including reasonable attorneys’ fees. If Tenant obtains a refund of previously paid Taxes, Tenant shall first be entitled to recoup the costs and expenses occurred in such contest, together with Tenant’s Proportionate Share of the refund, and the remainder shall be paid over to Landlord. Nothing herein contained, however, shall be construed as to allow any such Taxes to remain unpaid for such length of time as shall permit the Project (or any part thereof) to be sold by Governmental Authority for the non-payment of the same. Despite any contesting of Taxes, Tenant shall be responsible for all other charges and payments due under this Lease. If, at any time, in the judgment of Landlord reasonably exercised, it shall become necessary so to do, Landlord, after written notice to Tenant, may, under protest if so requested by Tenant, pay such monies as may be required to prevent the sale of the Project or any part thereof, or foreclosure of the lien created thereon by such item, and Tenant’s Proportionate Share of such amount shall become immediately due and payable by Tenant to Landlord and shall constitute additional rent hereunder, or at Tenant’s option and at Tenant’s sole cost and expense, in lieu thereof, Tenant shall obtain lien release bonds in amounts equal to the claims of any such liens or as otherwise required by applicable Governmental Requirements (or shall provide Landlord with other security reasonably acceptable to Landlord). If Tenant contests Taxes as provided herein, Tenant may not agree to settle or compromise any Taxes except for Taxes for the current assessment being contested, and Tenant may not settle or compromise Taxes in any manner that would affect the assessment for any following years. If any time during the Term Landlord has recaptured space pursuant to Section 23 of this Lease such that Tenant is no longer leasing at least 122,000 Rentable Square Feet in the Building, then Tenant shall no longer have the right to notify Landlord that Tenant desires to contest Taxes and/or to contest Taxes on its own. Nothing herein shall be deemed to limit Landlord’s right to contest any Taxes.

Section 8 – TENANT TO BEAR PROPORTIONATE SHARE OF OPERATING COSTS.

A. For the purpose of this Lease, the term “Operating Costs” shall mean the total cost and expense incurred by Landlord in operating, managing, and maintaining and repairing the Project. The items and charges comprising Operating Costs shall specifically include, without limitation, gardening and landscaping, the cost of public liability, property damage and other insurance as is customary for similar projects located in Miami-Dade County (including, without limitation, the insurance described in Section 26 of this Lease), repairs, line painting, lighting, electricity, sewer and water allocable to the Common Areas, sign maintenance, music systems, sanitary control, removal of trash, rubbish, garbage and other refuse from the leasable areas of the Building and the Common Areas, janitorial services for the Common Areas, service and maintenance agreements for the Common Areas and/or for elevators, HVAC, and other Building systems serving exclusively the Premises if contracted for by Landlord, and the cost of personnel (including a property manager and employees supervised and reporting to such manager, but not including any employees above the grade of property manager nor any executives, principals, partners, investors or related or affiliated parties of Landlord or the property manager and the salary of the property manager shall be equitably apportioned among other portions of the Project and any other properties which such manager is responsible for) necessary or convenient to implement the services specified in this Lease, with all customary employment and normal retirement benefits incident thereto, including without limitation, pension and medical and life insurance benefits, and security personnel, if such personnel are employed. Tenant shall also pay to Landlord a customary and reasonable management fee (which management fee shall not exceed three and one-half percent (3.5%) of the Fixed Annual Rent paid by Tenant), which shall be paid on a monthly basis concurrently with the Tenant’s payment of its portion of said Operating Costs. Landlord shall have the right with regard to any and all management and maintenance obligations of Landlord under this Lease, to contract with such person(s) or entity or entities for the performance and accomplishment of such of the obligations as Landlord shall deem proper, including entities in which Landlord may hold an ownership or other interest. In all events, Operating Costs are to be at competitive market rates and are not to exceed those which will be payable generally to an “independent contractor,” which term is hereby defined as a person or firm having no direct or indirect financial or other business interest in, or relationship with, Landlord or Landlord’s management agent or any of their respective principals, agents, servants, employees, stockholders, officers or directors. Tenant shall not be liable for the payment of any Operating Costs incurred by Landlord which are not billed to Tenant within one (1) year from the end of the calendar year in which such Operating Cost was incurred. No Operating Costs shall be commingled with any other property or building or with those of any other person or entity unless such expenses are bona fide expenses which are incurred in connection with the Project and provided such commingling does not result in greater Operating Costs being allocated to Tenant and that Operating Costs applicable to the Project are susceptible to audit. Operating Costs shall not include any capital expenditures, except for the monthly amortization of capital improvements (or the rentals thereof if the item in question is leased rather than purchased) if the capital improvements are (a) intended by Landlord in good faith to achieve a verifiable expense savings to the Tenant, provided that the annual amount included in Operating Costs shall not exceed the annual amount of the savings achieved, or (b) required to comply with Governmental Requirements not in effect on the Commencement Date of this Lease. The monthly amortization of any given capital improvement shall be the sum of the (i) quotient obtained by dividing the cost of the capital improvement by the number of months of useful life of such improvement based on GAAP plus (ii) interest imputed on the unamortized portion at the Stipulated Rate. Notwithstanding anything to the contrary contained in this Lease, Operating Costs shall not include those costs and expenses set forth in Exhibit “D,” attached hereto and made a part hereof.

     B. Commencing on the Commencement Date, Tenant shall pay Landlord an amount equal to Tenant’s Proportionate Share of the Operating Costs for each year; provided, however, the occupancy-sensitive Operating Costs (i.e., Operating Costs which vary with the level of occupancy of the Building, if any) for each Lease Year or partial Lease Year shall be adjusted to reflect a 100% occupied Building. Moreover, the costs for services being provided solely for Tenant and/or systems exclusively serving the Premises shall be passed-through to Tenant in their entirety and not based on Tenant’s Proportionate Share of the Building. For example (and not as a means of limitation), the costs to maintain the elevators serving the Tower Space are payable by Tenant in full and not based on Tenant’s Proportionate Share of the Building. Similarly, if package HVAC units are installed for the Third Party Ground Floor Retail Space, then the cost to maintain the HVAC systems serving exclusively the Premises are payable by Tenant in full and not based on Tenant’s Proportionate Share of the Building (and Tenant may not be charged with the cost to maintain the HVAC systems serving the Third Party Ground Floor Retail Space). However, if at any time during the Term Landlord has recaptured space pursuant to Section 23 of this Lease, then any such charges shall be based on Tenant’s Proportionate Share of the Tower Space.

     To provide for current payments of Operating Costs, Tenant shall pay to Landlord, as additional rent, during each calendar year an amount equal to Tenant’s Proportionate Share of the Operating Costs, as reasonably estimated by Landlord annually. Such payments shall be made in monthly installments, commencing on the first day of the month following the month in which Landlord notified Tenant of the amount it is to pay hereunder and continuing until the first day of the month following the month in which Landlord gives Tenant a new notice of estimated Operating Costs (subject to the cap on annual increases in controllable Operating Costs provided in Section 8D below).

     On or before April 1 of each year, Landlord shall deliver to Tenant a statement (the “Operating Cost Statement”) certified by Landlord in reasonable detail setting forth the total Operating Costs actually incurred for the preceding calendar year and the method of calculation thereof. If Tenant’s Proportionate Share of the actual Operating Costs for the previous year exceeds the total of the estimated monthly payments made by Tenant for such year, Tenant shall pay Landlord the amount of the deficiency within thirty (30) days of Landlord’s delivery to Tenant of the Operating Cost Statement. If such total exceeds Tenant’s Proportionate Share of the actual Operating Costs for such year, then Landlord shall pay Tenant the amount of the credit within thirty (30) days of Landlord’s delivery to Tenant of the Operating Cost Statement. The obligations of Tenant and Landlord to make payment adjustment required under this Section shall survive the termination of this Lease.

     Tenant’s Proportionate Share of Operating Costs in any year during the Term having less than 365 days shall be appropriately prorated.

     C. At reasonable times and on reasonable notice (but not more than one (1) time per year; and provided that no default exists under this Lease beyond applicable notice and cure periods), Tenant, at Tenant’s expense, shall have the right, within one hundred eighty (180) days following Landlord’s delivery to Tenant of the Operating Cost Statement, to audit all of Landlord’s (or Landlord’s agent’s) records pertaining to the preceding year with a third party certified public accountant of its choice (not to include a contingency fee lease auditor). (Prior to Tenant making an election to conduct an audit, upon Tenant’s request, Landlord will reasonably cooperate with Tenant in order to review the billing in question and the back-up documentation therefor with Tenant and Tenant’s employee or representative, in order to explain any questions Tenant may have prior to Tenant electing to conduct the audit.) If Tenant elects to audit, then any overbilling discovered in the course of such audit shall be promptly refunded to Tenant within thirty (30) days of Landlord’s receipt of a copy of the audit. Landlord shall retain its records regarding Operating Costs for a preceding year for a period of at least one hundred eighty (180) days following Landlord’s delivery to Tenant of the Operating Cost Statement with respect to such preceding year (or longer during the pendency of an audit or dispute). The failure of Tenant to elect to examine Landlord’s records pertaining to Operating Costs within said one hundred eighty (180) day period shall be deemed to be a waiver of Tenant with respect to such examination or auditing and the acceptance by Tenant of the annual statement for the particular calendar year to which the annual statement relates. Landlord shall cause such records to be made available for such inspection during weekday Normal Business Hours as are reasonably prescribed by Landlord and at such location in the continental United States where Landlord regularly keeps its books and records, upon ten (10) Business Days’ prior notification to Landlord. Such audit shall be done in accordance with GAAP. If, at the conclusion of such audit, should Landlord disagree with the results of Tenant’s audit, then Landlord and Tenant shall refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Landlord and Tenant to resolve the discrepancy. The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public account, whose decision shall be final and binding. With regard to Tenant’s initial audit, Tenant, its employees or agents, may make copies thereof at Tenant’s expense, but such books and records, any copies thereof, and the results of any such audit are to be kept strictly confidential and are not to be made available or published to anyone (except for Tenant’s attorneys, accountants, lenders, consultants and advisors who have a need to know such information, all of whom shall be informed in writing by Tenant of the confidential nature of the information), unless required by any Governmental Requirements. Landlord shall pay the cost of Tenant’s audit if the total amount of Operating Costs used for the calculation of pass-throughs for the year in question exceeded five (5%) percent or more of the total amount of Operating Costs that should properly have been used.

     D. Notwithstanding anything to the contrary contained herein, Tenant’s Proportionate Share of “controllable” Operating Costs shall not be increased by more than five percent (5%) per calendar year during the Term above Tenant’s Proportionate Share of controllable Operating Costs for the immediately prior calendar year, on a cumulative basis (but in no event will Tenant’s Proportionate Share of controllable Operating Costs increase by more than seven percent (7%) for a given year above the Tenant’s Proportionate Share of controllable Operating Costs for the immediately prior calendar year). As used herein “controllable” Operating Costs shall mean all Operating Costs other than Taxes, insurance premiums and deductibles, utility charges, management fees (which management fees are a percentage of Building base rentals), and amortization of capital improvements (or the rentals thereof if the item in question is leased rather than purchased) if the capital improvements are required to comply with Governmental Requirements not in effect on the Commencement Date of this Lease or are required on an emergency basis as to temporary rentals of equipment. (For example purposes only, assume the controllable Operating Costs incurred for the first year are $10.00 per Rentable Square Foot. Based on the cumulative five percent (5%) cap set forth herein, the controllable Operating Costs for the second year can be increased to no more than $10.50 per Rentable Square Foot, the controllable Operating Costs for the third year can be increased to no more than $11.03 per Rentable Square Foot, the controllable Operating Costs for the fourth year can be increased to no more than $11.58 per Rentable Square Foot, and so on. However, if in actuality, the controllable Operating Costs for the second year are $10.30 per Rentable Square Foot (i.e., a three percent (3%) increase), then the remaining two percent (2%) accumulates such that, for the third year, controllable Operating Costs are permitted to increase to up to $11.02 per Rentable Square Foot (i.e., a seven percent (7%) increase). Continuing the prior example, if in actuality controllable Operating Costs incurred for the third year are $10.61 per Rentable Square Foot (i.e., a three percent (3%) increase), then the remaining two percent (2%) from each of the second year and the third year accumulate such that, for the fourth year, controllable Operating Costs are permitted to increase to up to $11.35 per Rentable Square Foot, due to application of the seven percent (7%) limitation set forth above (and without such limitation set forth above, controllable Operating Costs for the fourth year would have been able to increase to up to $11.56 per Rentable Square Foot based on the five percent (5%) cumulative cap).)

     E. This Lease is a completely “triple net” lease to the Landlord, except as otherwise expressly herein stated. Landlord is not responsible for any expenses or outlays of any nature arising from or relating to the Premises, the use or occupancy thereof, the contents thereof, or the business carried on therein, except as otherwise expressly herein stated. Tenant shall pay (or reimburse Landlord for) all charges, impositions, and outlays of every nature and kind relating to the Premises except as expressly herein stated.

Section 9 – USE OF COMMON AREAS. The use and occupation by Tenant of the Premises shall include the nonexclusive use, in common with others entitled thereto, of the Common Areas including, without limitation, the elevators, stairways, lobbies, waiting areas and other areas for the nonexclusive use of tenants, and agents, employees, customers and invitees of Tenants, within the Building as such Common Areas may hereafter be constructed for the benefit of or as a part of the Building, and other facilities as may be designated from time to time by Landlord, subject, however, to the terms and conditions of this Lease and the reasonable nondiscriminatory rules and regulations for the use thereof as prescribed from time to time by the Landlord. Subject to the terms of this Lease, all Common Areas shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the full right and authority to employ all personnel and to make all reasonable nondiscriminatory rules and regulations as Landlord may in its reasonable discretion deem proper, pertaining to the proper operation and maintenance of the Building Common Areas. Landlord shall have the right to temporarily close all or any portion of the Common Areas to such extent as may, in the reasonable opinion of Landlord’s counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; and to close temporarily any portion thereof in connection with the completion of necessary repairs thereto, and except as otherwise expressly provided herein, Tenant shall not be entitled to any compensation, damages, or diminution or abatement of rent, nor shall same be deemed a constructive or actual eviction.

     Provided that Tenant is leasing the entire Rentable Area of the Building other than the Third Party Ground Floor Retail Space, and subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, Tenant (at Tenant’s expense) shall have the exclusive right to display artwork on the walls of the gallery area leading from the parking garage, all of which artwork shall be Burger King-related artwork (“Burger King Artwork”). Any such Burger King Artwork is part of Tenant’s Property.

Section 10 – WASTE OR NUISANCE. Tenant shall not commit or suffer to be committed any waste upon the Premises or any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant in the Project.

Section 11 – CONSTRUCTION OF LANDLORD’S WORK AND TENANT’S WORK

     A. Landlord’s Work. Landlord shall construct the Base Building and the Leasehold Improvements in accordance with the Construction Addendum attached hereto and made a part hereof as Exhibit “E” (the “Construction Addendum”).

     B. Tenant’s Work. All work necessary in order to prepare the Premises for Tenant’s occupancy other than Landlord’s Work shall be performed by Tenant, at its expense, and is subject to the provisions of the Construction Addendum (“Tenant’s Work”).

Section 12 – CONDITION OF PREMISES. Tenant acknowledges that Landlord has made no representations or promises as to the condition of the Premises, nor shall Landlord be required to construct any alterations or improvements to the Premises, except as expressly set forth in this Lease.

Section 13 – ALTERATIONS. All Alterations by Tenant must be in accordance with the requirements of this Lease. The Tenant may, provided the Tenant is in compliance with all applicable provisions of this Section 13, make at its sole cost and expense Alterations which are not Material Alterations without the consent of Landlord, provided that Tenant provides Landlord with prior written notice thereof, and Tenant shall be required to obtain Landlord’s prior written consent with regard to Material Alterations, which consent shall not be unreasonably withheld or delayed; provided further, however, that in connection with Material Alterations which would (a) in any way affect the exterior of the Premises, or (b) involve significant structural alterations such as penetration all (or substantially all) the way through a floor slab, or alteration of structural columns or structural steel, or (c) materially adversely affect the Building systems, then Landlord’s consent is in Landlord’s sole discretion. Before proceeding with any Material Alteration, Tenant shall submit to Landlord for Landlord’s approval, the name of the contractor and plans and specifications for the work to be done and Tenant shall not proceed with such work until it obtains Landlord’s approval, as provided above. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of the Alterations and for final approval thereof upon completion and shall cause the Alterations to be performed in a good and workmanlike manner in accordance with the requirements of all applicable governmental authorities. All Alterations shall be diligently performed in a good and workmanlike manner, using materials and equipment at least equal in quality and class to the original installations of the Premises. All decorations, additions, improvements or other Alterations to the Premises, except for the Tenant’s Property, shall, unless Landlord elects otherwise in writing, become the property of Landlord upon the expiration of this Lease, and shall be surrendered with the Premises at the expiration of this Lease. Landlord shall have the right to designate at the time of its approval of any request by Tenant for permission to make Material Alterations to the Premises or following receipt by Tenant of notice of other Alterations to be made by Tenant those items for which Landlord reasonably reserves the right to require Tenant to remove upon the expiration or sooner termination of the Term of this Lease. Any such designation shall be in Landlord’s reasonable discretion, based upon sound business judgment as to the probable effect of such Alteration upon Landlord’s ability to re-let the Premises upon the expiration or sooner termination of the Term of this Lease. If required by Landlord in accordance with the foregoing, any such Alteration to the Premises shall be removed at Tenant’s expense upon the expiration or sooner termination of the Term of this Lease and Tenant, at its expense, shall also repair any damage to the Premises caused by such removal and shall restore the affected portions of the Premises to a tenantable whole, reasonable wear and tear, casualty, condemnation and acts of nature excepted.

     Without limiting the generality of the foregoing, Tenant, at its expense, shall remove the test kitchen from the Premises at the end of the Term and shall repair any damage to the Premises and the Building occasioned by such removal of the test kitchen. During the review and approval process for Leasehold Improvement Plans pursuant to the Construction Addendum, Landlord may identify other specialized Leasehold Improvements (such as the gymnasium, internal staircases, cafeterias, and data centers in excess of 2,500 Usable Square Feet) which, if constructed, will be required to be removed by Tenant in the same manner as the test kitchen, provided that Landlord shall not require the removal of Leasehold Improvements which are customary for comparable first-class multi-tenant office buildings in Coral Gables, Florida.

Section 14 – LIENS. Nothing contained in this Lease shall be construed as a consent on the part of the Landlord to subject the estate of Landlord to liability under the Construction Lien Law of the State of Florida, it being expressly understood that the Landlord’s estate shall not be subject to such liability. Tenant shall strictly comply with the Construction Lien law of the State of Florida, as set forth in Chapter 713, Florida Statutes. Notwithstanding the foregoing, Tenant, at its expense, shall cause any lien filed against the Tenant’s or Landlord’s interest under this Lease, the Premises, the Building or the Project Common Areas for work, services or materials claimed to have been furnished to or for the benefit of Tenant (other than on account of the Landlord’s Work) to be satisfied or transferred to bond within twenty (20) days after Tenant’s receipt of written notice of the filing of such lien. In the event that Tenant fails to satisfy or transfer to bond such Claim of Lien within said twenty (20) day period, the Landlord may do so and thereafter charge the Tenant as additional rent, all costs incurred by the Landlord in connection with the satisfaction or transfer of such claim, including attorneys’ fees plus interest thereon at the Stipulated Rate. In accordance with applicable laws of the State of Florida, Landlord may file in the public records of Miami-Dade County, Florida, a public notice containing a true and correct copy of this paragraph, and Tenant hereby agrees to inform all contractors, and material suppliers performing work in or for or supplying materials to the Premises of the existence of said notice.

Section 15 – NEGATIVE COVENANTS. Except as required by law or on a temporary basis in connection with repair or restoration work, Landlord agrees not to make any change, alteration or addition to the Project which would have a material and adverse affect on vehicular access to the parking garage of the Building or pedestrian access to the Premises.

Section 16 – REPAIRS.

     A. Subject to the provisions of Sections 17, 18 and 55 hereof, Landlord will maintain, repair and if necessary replace: (a) the roof, structure, columns, exterior walls and exterior windows, foundation, interior load-bearing walls and demising walls and floors, in good state of repair; and (b) the elevators, and all Building systems and facilities including, but not limited to, the base building electrical, water, gas, sewer, life safety, mechanical and HVAC (including the Premises’ air handling equipment, but excluding separate package air-conditioning systems specially installed by or for Tenant for Tenant’s sole use, if any) supplied to the Premises in good operating condition, maintenance and repair; and (c) the sidewalks, curbs, driveways, parking areas (if any) and landscaping in good condition and repair, open and free of debris or other obstruction, subject to Project construction and repair activities. Landlord will also maintain, repair and if necessary replace, subject to the provisions of Sections 17, 18 and 55 hereof, the public portions of the Building, toilets and Common Areas in clean, sightly, good operating condition and repair as well as any Building systems which penetrate into or pass through the Premises or upon which the Premises are dependent. Landlord agrees, at its expense, upon request of Tenant, to remedy any latent defects in Landlord’s Work. All repairs, replacements and restorations made by Landlord shall be equal in quality and class to the originals thereof and shall be completed in compliance with applicable law. The Landlord covenants that any repairs or replacements (as the case may be) required by the terms of this Lease to be made by Landlord shall be commenced and completed expeditiously. All repair obligations of Landlord hereunder with respect to the Project, except as expressly set forth in Exhibit “D” hereto, shall be deemed a component of Operating Costs.

     B. Tenant shall not suffer any damage, waste or deterioration to occur to the Premises and shall, at Tenant’s expense, maintain the interior non-structural portions of the Premises and the fixtures and appurtenances therein, and Tenant’s Property, in good and sightly condition, and shall make all repairs necessary to keep them in good working order and condition (including structural repairs when those are necessitated by the negligence or willful misconduct of Tenant or its agents, employees or invitees) reasonable wear and tear and acts of nature excepted, and subject to the provisions of Sections 17, 18, and 55 hereof. All repairs, replacements and restorations made by Tenant shall be equal in quality and class to the originals thereof and shall be completed in compliance with applicable law. The Tenant covenants that any repairs or replacements (as the case may be) required by the terms of this Lease to be made by Tenant shall be commenced and completed expeditiously. The exterior walls of the Building, the windows and the portions of all window sills outside same are not part of the Premises and Landlord hereby reserves all rights to such parts of the Building (subject to the terms and provisions of this Lease). Landlord shall assign to Tenant all guaranties, warranties and service agreements and any other items relating to any and all parts of the Premises for which Tenant bears any responsibility during the Term, to the extent assignable (or, if not assignable, then Landlord will cooperate with Tenant in order to enforce such warranties at Tenant’s request and expense).

     C. Landlord agrees that it shall during the Term of this Lease, maintain the Building, the Common Areas and the Project in a safe, good, clean and sightly first-class condition, subject to delay permitted by Section 55 hereof. Landlord shall be responsible for remedying or repairing any work performed by Landlord at the Premises or the Project to the extent such work was not constructed by Landlord in accordance with all applicable Governmental Requirements in effect as of the date of Substantial Completion.

     D. Landlord covenants and agrees to keep, maintain, alter and replace, if necessary, all Common Areas (including, without limitation, access to the Building and Premises) and structural components of the Building so as to maintain compliance of same with the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et seq. (the “Act”), as amended from time to time, and all rules and regulations promulgated to further the purpose of and to enforce the Act (the “ADA”). The cost of maintaining ADA compliance with laws effective prior to the Commencement Date shall be at Landlord’s expense without reimbursement or contribution by Tenant, and the cost of maintaining ADA compliance in the Common Areas with laws that become effective following the Commencement Date (and supplements or interpretations that become effective following the Commencement Date of laws which were in existence prior to the Commencement Date) or with respect to elements of Common Areas that did not exist prior to the Commencement Date but do exist following the Commencement Date, shall be included as an Operating Cost on an amortized basis based on the useful life of any such capital expenditure. Tenant covenants and agrees, at its expense, to maintain the interior of the Premises in compliance with the ADA.

     E. Landlord, as part of Operating Costs, covenants and agrees to keep, maintain, alter and replace, if necessary, the HVAC equipment which serves the Building and the Premises (other than any package units installed by Tenant) so as to. maintain compliance of same with regard to the use of chlorofluorocarbons (“CFCs”) under all Governmental Requirements now or hereafter in effect (the “CFC Laws”) including, without limiting the generality of the foregoing, all CFC Laws issued under the authority of the Clean Air Act Amendment of 1990 (the “Clean Air Act”), if applicable.

     Tenant covenants and agrees to keep, maintain, alter and replace, if necessary, any air-conditioning equipment separately installed by Tenant (if any) so as to maintain compliance of same with regard to the use of CFCs under all CFC Laws, including without limiting the generality of the foregoing, all CFC Laws issued under the authority of the Clean Air Act.

Section 17 – EMINENT DOMAIN.

     A. If, after the execution and before the termination of this Lease: (i) any portion of the Premises in excess of ten percent (10%) of the Rentable Square Footage of the Premises is taken by eminent domain or conveyed in lieu thereof; or (ii) as a result of a taking by eminent domain or the action of any public or quasi-public authority or a conveyance in lieu thereof, the means of pedestrian ingress or egress to and from the Building lobby or vehicular ingress or egress to and from the Building garage is permanently materially impaired; or (iii) as a result of a taking by eminent domain or the action of any public or quasi-public authority or a conveyance in lieu thereof, Tenant is not provided with the required parking ratio of spaces for each 1,000 Rentable Square Feet contained in the Premises as set forth in this Lease; then, in any of the foregoing events, the Term shall, at the option of Tenant, cease and terminate as of the day possession shall be taken by the acting governmental or quasi-Governmental Authority (the “Date of Taking”). Such option to terminate shall be exercisable by Tenant giving written notice to Landlord on or before thirty (30) days after the Date of Taking, which notice shall provide for a termination date (the “Termination Date”) not later than ninety (90) days after the Date of Taking and Tenant shall pay Rent up to the Termination Date, and Landlord shall refund such Fixed Annual Rent and other payments as shall have been paid in advance and which cover a period subsequent to the Termination Date. In the event Tenant does not terminate this Lease, Landlord shall promptly and diligently restore the Building and the Premises and the Common Areas to as near to their condition prior to such taking or conveyance as is reasonably possible; provided, however, that Landlord is not required to expend more than the net condemnation proceeds received as a result of the taking; and provided further that if Landlord notifies Tenant that the net condemnation proceeds will not be sufficient to restore the Building and the Premises and the Common Areas to as near to their condition prior to such taking or conveyance as is reasonably possible, and Tenant does not elect to pay for the shortfall from Tenant’s separate funds, then Tenant may elect to terminate the Lease by written notice to Landlord on or before thirty (30) days after Landlord so notifies Tenant. During the course of such restoration, there shall be a fair and equitable abatement of all Fixed Annual Rent and other charges, taking into account the extent to which Tenant shall be required to close down all or a portion of its operations until restoration has been completed; and, after such restoration, there shall be fair and equitable abatement of Fixed Annual Rent and other charges on a permanent basis, taking into account the reduction in the size of the Premises. If twenty-five percent (25%) or more of the Rentable Square Footage in the Building is taken by eminent domain or conveyed in lieu thereof, then Landlord shall have the right to terminate this Lease by giving written notice to Tenant on or before thirty (30) days after the Date of Taking; provided that Landlord also terminates all leases for similarly affected premises within the Building, if any.

     B. If any portion of the Premises shall be so taken or conveyed and this Lease is not terminated, then the Term shall cease only with respect to that portion of the Premises so taken or conveyed, as of the Date of Taking, and Tenant shall pay Fixed Annual Rent and all other payments up to that day, with an appropriate refund by Landlord of such Rent as may have been paid in advance for a period subsequent to the Date of Taking and, thereafter, the Fixed Annual Rent and all other payments shall be equitably adjusted. Landlord shall, at its expense, make all necessary repairs or alterations so as to constitute the remaining portion of the Premises a complete architectural unit (subject to the provisions of subsection A, above).

     C. Tenant shall have the right to make any claims allowed by the laws of the State of Florida against the condemning authority, provided that Tenant’s award is separate from, and not in derogation of, Landlord’s award or the award of any mortgagee or Overlessor (as hereinafter defined) (including, without limitation, that Tenant may not make any claim for leasehold value that would adversely affect Landlord’s award or the award of any mortgagee or Overlessor (as hereinafter defined)). In the event that the laws of the State of Florida permit Tenant to make a separate claim for damages against the condemning authority, then, and in such event occurring, Tenant shall not have the right to share in any separate award granted to Landlord whether or not Tenant’s claims are granted. Notwithstanding the foregoing, in the event that under the laws of the State of Florida only one award is granted, Tenant shall be entitled to share in such award and be compensated for the following if and to the extent same are taken into account in granting the award: (i) the unamortized cost of Tenant’s Property; (ii) reasonable relocation expenses (not to include leasehold value); and (iii) the unamortized cost of any leasehold improvements to the Premises paid for by Tenant with no reimbursement or contribution from Landlord.

Section 18 – DAMAGE AND DESTRUCTION.

     A. If during the Term hereof the Premises shall be partially or substantially damaged or destroyed by fire or other casualty, this Lease shall, except as hereinafter provided, remain in full force and effect, and Landlord shall, proceeding with all reasonable dispatch, repair such damage and restore the Premises to substantially their condition at the time of such damage or destruction (but only to the extent of Landlord’s original obligation to construct pursuant hereto including the Leasehold Improvements, and only to the extent that insurance proceeds are available therefor (meaning the property insurance proceeds (excluding proceeds of business or rental interruption insurance) available to Landlord in connection with the casualty event, after deduction of the reasonable costs of settlement and collection of Landlord); and although the preceding phrase is agreed to by the parties, the parties recognize that Landlord will be maintaining full replacement cost insurance). Tenant, at its sole cost and expense, shall repair and restore whatever trade fixtures, equipment and improvements (including, without limitation, Tenant’s Property) it had installed prior to the damage or destruction.

     B. However, if the Premises shall be substantially damaged or destroyed by fire, windstorm, or otherwise, (i) within the last thirty-six (36) months of the Term, and the cost of reconstruction or repair exceeds thirty percent (30%) multiplied by the replacement cost of the Building, or (ii) within the last twenty-four (24) months of the Term, and the cost of reconstruction or repair exceeds twenty percent (20%) multiplied by the replacement cost of the Building, or (iii) within the last twelve (12) months of the Term, and the cost of reconstruction or repair exceeds ten percent (10%) multiplied by the replacement cost of the Building, then either party shall have the right to terminate this Lease. Landlord shall notify Tenant of Landlord’s good faith estimate of the cost of the reconstruction or repair, and the estimated replacement cost of the Building and estimated time to reconstruct or repair, within sixty (60) days after the date of the damage or destruction (“Landlord’s Repair Estimate”), and if the termination rights are activated, then either party must elect to terminate by notice thereof given to the other party not later than ten (10) Business Days after Tenant is provided with Landlord’s Repair Estimate. However, if Landlord shall exercise said right of termination pursuant to this Section 18B and at that time Tenant shall have the right to extend the Term, Tenant may render Landlord’s notice of termination null, provided that Tenant, within twenty (20) days of receipt of the notice, shall elect to extend the Term of this Lease for a period of at least five (5) years pursuant to an available renewal option hereunder.

     C. If the provisions of Section 18A shall become applicable, the Fixed Annual Rent and all other charges specified in this Lease shall be abated or equitably reduced proportionately during any period in which, by reason of such damage or destruction, there is material interference with the operation of the business of Tenant in the Premises, having due regard to the extent to which Tenant may be required to discontinue its business in any portion of the Premises, and such abatement or equitable reduction shall continue for the period commencing with such destruction or damage and ending with: (i) the completion by Landlord of such work of repair and/or restoration as Landlord is obligated to do; and (ii) the expiration of a reasonable period of time (not to exceed ninety (90) days) thereafter to enable Tenant to restore Tenant’s Property and reopen for business (which restoration Tenant agrees to do diligently and expeditiously), but said period of time shall be deemed to have ended if Tenant shall reopen for business prior to the expiration thereof. In the event of the termination of this Lease pursuant to this Section 18, this Lease, and the Term hereof, shall cease and come to an end as of the date of such damage or destruction. Any Fixed Annual Rent or other charges paid in advance by Tenant shall be promptly refunded by Landlord.

     D. If any portion of the Building or the Common Areas is either partially or substantially damaged, except as otherwise provided in this Section 18, Landlord shall proceed promptly to rebuild the same (but only to the extent of Landlord’s original obligation to construct pursuant hereto including the Leasehold Improvements, and only to the extent that insurance proceeds are available therefor as described above; and although the preceding phrase is agreed to by the parties, the parties recognize that Landlord will be maintaining full replacement cost insurance). During any period of time that by reason of such damage or destruction there is any material interference with vehicular or pedestrian access to the Building or the Premises, there shall be a fair and equitable abatement of the Fixed Annual Rent, and other charges payable hereunder, taking into account the extent to which Tenant’s operations may thereby be materially interfered with; and, if it is impracticable for Tenant to remain open for business and Tenant closes down until such damage or destruction has been repaired or rubble, etc., removed, there shall be a full abatement of Fixed Annual Rent and all other charges payable hereunder until Landlord’s completion of the restoration work.

     E. Notwithstanding anything to the contrary herein contained, if Landlord’s Repair Estimate states that such restoration cannot be completed by Landlord within two (2) years from the date of the casualty, then Tenant shall have the right to terminate this Lease by giving written notice of its election to do so to Landlord within ten (10) Business Days after Tenant is provided with Landlord’s Repair Estimate. In addition, if this Lease is not terminated pursuant to any termination rights granted hereunder in the event of a casualty, and if Landlord shall not commence, in good faith, repair and restoration work within one hundred eighty (180) days after any damage which Landlord is required to repair pursuant to the terms hereof (subject to extension for the time required to prepare plans for reconstruction, to obtain building permits, to receive distribution of insurance proceeds, and to complete the likely contract bidding process and all other relevant factors, but not to exceed an additional sixty (60) days), then Tenant shall have the right to terminate this Lease by giving written notice of its election to do so to Landlord within ten (10) Business Days after the expiration of such one hundred eighty (180) days (as the same may be extended as set forth herein), unless Landlord so commences within thirty (30) days after Tenant’s termination notice, in which event Tenant’s termination notice shall be deemed to be void and this Lease shall continue in full force and effect. Moreover, if Landlord shall fail with all due diligence to continue with such repair and restoration work to completion within the time frame set forth in Landlord’s Repair Estimate, then Tenant shall have the right to terminate this Lease by giving written notice of its election to do so to Landlord within ten (10) Business Days after the time frame set forth in Landlord’s Repair Estimate, unless Landlord completes its work within sixty (60) days after Tenant’s termination notice, in which event Tenant’s termination notice shall be deemed to be void and this Lease shall continue in full force and effect.

     F. In addition to any termination rights set forth herein in favor of Landlord, if, within the last sixty (60) months of the Term, the Building has been damaged or destroyed by fire or other casualty and Landlord’s Repair Estimate states that such restoration cannot be completed by Landlord within two (2) years from the date of the casualty, then Landlord shall have the right to terminate this Lease provided that notice thereof is given to Tenant not later than ten (10) Business Days after Tenant is provided with Landlord’s Repair Estimate and Landlord elects not to restore the Building and terminates all other leases for space in the Building. However, if Landlord shall exercise said right of termination pursuant to this Section 18F and at that time Tenant shall have the right to extend the Term, Tenant may render Landlord’s notice of termination null, provided that Tenant, within twenty (20) days of receipt of the notice, shall elect to extend the Term of this Lease for a period of at least five (5) years pursuant to an available renewal option hereunder.

     G. If Landlord notifies Tenant that (i) the insurance proceeds available for the restoration of the Building will not be sufficient to restore the Premises to substantially their condition at the time of such damage or destruction (whether due to settlement with the insurer of any disputed coverage or otherwise), and (ii) Landlord will not pay or finance the shortfall in proceeds in order to so restore, then Tenant shall either (A) unconditionally agree in writing to pay the shortfall (which shortfall shall be paid within thirty (30) days after issuance of the building permit for the restoration), or (B) elect to terminate this Lease. Tenant shall notify Landlord of its decision not later than thirty (30) days after Tenant’s receipt of such notice from Landlord, failing which Tenant shall be deemed to have elected to terminate this Lease. If Tenant elects to pay the shortfall, then Tenant shall deposit the funds with the entity that will be disbursing the overall available insurance proceeds pursuant to Landlord’s mortgage (or if there is no mortgage, then with a nationally recognized title company or other escrow agent reasonably approved by Landlord), to be held in an interest-bearing account. Landlord may access the funds in such account after the available insurance proceeds for the restoration have been depleted. The shortfall proceeds shall be disbursed consistent with the requirements for construction disbursements as contained in Landlord’s mortgage (or if there is no mortgage then consistent with the customary requirements for construction disbursements in the industry). Interest earned on the shortfall proceeds shall be for Tenant’s benefit.

Section 19 – QUIET ENJOYMENT. Landlord covenants and agrees that, upon Tenant’s paying on a monthly installment basis the Fixed Annual Rent and any additional rent required hereunder and performing all of the other covenants herein on its part to be performed, Tenant shall and may peaceably and quietly hold and enjoy the Premises without hindrance by Landlord or persons claiming through or under Landlord (including, without limitation, any mortgagee of Landlord), subject to the terms, covenants and conditions of this Lease.

Section 20 – RIGHT OF ENTRY. Upon reasonable prior notice, Landlord and Landlord’s agents shall have the right during Normal Business Hours (and at all times in the case of emergency) to enter the Premises, to examine the same, and to show them to prospective purchasers or lenders of the Building. Upon reasonable prior notice (except in the case of an emergency), Landlord and Landlord’s agents shall have the right during or outside of Normal Business Hours to enter the Premises to make such repairs, alterations, improvements or additions as required under this Lease or as Landlord may reasonably deem necessary or desirable, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefore without the same constituting an eviction of Tenant in whole or in part, and the Rent reserved shall not abate while said repairs, alterations, improvements, or additions are being made unless Tenant is prevented from operating in the Premises, in which event Fixed Annual Rent and all other charges shall be proportionately abated during said period. Upon reasonable prior notice, during the six (6) months prior to the expiration of the Term of this Lease or any renewal Term, Landlord may during Normal Business Hours exhibit the Premises to prospective tenants. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, maintenance or repair of the Premises or the Building or any part thereof, except as otherwise herein specifically provided.

Section 21 — SERVICES. Landlord covenants that it will furnish to the Premises and Building the following services on all days during the Term:

     A. Water to the floors in which the Premises are located for lavatory, lavatory wash basins and cleaning purposes, and gymnasium, test kitchen and cafeteria purposes per the approved Leasehold Improvement Plans, twenty four hours per day, three hundred sixty five days per year.

     B. Elevator service to each floor of the Building twenty four hours per day three hundred sixty five days per year; provided, however, Landlord may reasonably limit the number of elevators in operation during times outside of Normal Business Hours. Landlord shall without charge provide freight elevator service in the Building during Normal Business Hours subject to Landlord’s reasonable scheduling procedure, if any. The Building will have eight (8) elevators, of which six (6) elevators will service the Premises and two (2) elevators will service the parking garage. Elevators to the Premises will require card key activation for access to Tenant’s floors other than Tenant’s reception floor; provided, however, elevator card key activation shall be required for access to Tenant’s floors in the Tower Space. Because of the possibility that portions of the Tower Space may be sublet, the elevators shall be capable of being programmed so as to allow Tenant to have access only to floors occupied by Tenant, with such other tenants or subtenants having access only to their floors. Tenant recognizes that this will not be possible if Tenant and a tenant or subtenant are located on portions of the same floor.

     C. Fluorescent, incandescent and other bulb replacement in the Common Areas and service areas of the Building.

     D. Janitorial services for the Building exterior and Common Areas, Monday through Friday, exclusive of normal business holidays. Tenant, at Tenant’s expense, shall provide janitorial services for the Premises with persons or firms engaged by Tenant and the entry for such cleaning personnel entering the Building shall be coordinated with Landlord. The janitorial specifications to be complied with by Tenant are attached hereto and made a part hereof as Exhibit “F.” Tenant, at its expense, shall be responsible for the replacement of light bulbs and ballasts within the Premises.

     E. Security to the Common Areas and security in the form of limited access to the Building during times outside of Normal Business Hours. Tenant shall have access to the Premises 24 hours per day, 365 days per year, subject to reasonable security measures and except for emergency events which cause Landlord to limit access to Tenant. In the event that certain tenants in the Building require guards or extra security, the cost of such guards or extra security shall not be borne directly or indirectly by Tenant.

     Tenant (at its expense) may supply supplementary security services for the interior of the Premises, subject to the security specifications attached hereto and made a part hereof as Exhibit “L” (as the same may be reasonably modified by Landlord from time to time).

     F. Landlord shall provide electricity according to the specifications as to wattage per square foot as set forth in the Review Plans and Specifications attached as Schedule 1 to the Construction Addendum. The electric panels and meters to meet this requirement shall be provided by Landlord as part of the Leasehold Improvements. Tenant shall pay directly to the local electric utility or to Landlord, the costs for all electric service rendered or furnished to the Premises during the Term, which service shall be separately metered or submetered into the Premises by Landlord as part of the Leasehold Improvements.

     G. The Building shall have a complete heat-activated sprinkler system, smoke detectors, speaker/strobe fire alarm and remote monitoring generator.

     H. Trash removal from the Building dumpsters. (Tenant is responsible for trash removal from the Premises to the Building dumpsters.)

     I. Electrical lighting service for the Common Areas.

     J. Heating and air-conditioning in season at such temperatures and in such amounts as shall provide comfortable working conditions throughout the Premises and in the lobby, hallways and bathrooms during Normal Business Hours (i.e., sufficient capacity to maintain an inside base building temperature within the Premises of 75 degrees Fahrenheit dry bulb in the summer when the outside temperature is 92 degrees Fahrenheit dry bulb, 80 degrees Fahrenheit wet bulb, and an inside base building temperature of 72 degrees Fahrenheit dry bulb in the winter when the outside temperature is 42 degrees Fahrenheit). Said HVAC system shall provide the proper outside make-up air in accordance with local mechanical code requirements. Because the Premises will be separately metered or submetered for electricity, Tenant shall pay all electricity costs relating to the Premises (including HVAC), at whatever rates are charged by Florida Power & Light (or successor utility company) from time to time. Landlord will not be entitled to receive any separate payment from Tenant for overtime or after-hours HVAC service. Tenant may, at its expense, install supplementary air-conditioning systems to service the Premises. All costs in connection with such supplementary systems shall be at Tenant’s sole cost and expense and shall otherwise comply with the other provisions of this Lease in connection with any improvements or Alterations to the Premises. The Building HVAC system shall have sufficient capacity and operating efficiency and shall be run long enough in the evening and started early enough in the morning, to provide the proper temperature, humidity and air flow for comfortable working conditions during

Normal Business Hours. Landlord has been advised by Tenant that Tenant may require computer equipment and related apparatus, some or all of which may be housed in a specially air conditioned computer room (“Package Unit”), which will require lower temperature and lower humidity on a constant (24 hours per day) basis. Prior to installing a Package Unit, Tenant shall be required to obtain Landlord’s approval of the plans and specifications thereof. Tenant shall, at its expense, cause such Package Unit, at Landlord’s option, to be separately metered, or to have a submeter or check meter installed so that Tenant shall pay either directly to such utility authority or to Landlord the costs as are determined by such meter, submeter or check meter for all utility consumption being utilized by Tenant in connection with the operation of such Package Unit.

     K. Waste water and sewer services.

     Except as provided below, Landlord’s failure to furnish, or the interruption or termination of, the services described in this Section in whole or in part resulting from causes beyond the reasonable control of Landlord, its agents, or employees, shall not render Landlord liable in any respect, shall not be construed as an eviction of Tenant, nor entitle Tenant to any abatement of any Rent under this Lease; provided, however, that Landlord shall use its commercially reasonable efforts diligently and continuously to restore such service in the least amount of time. Tenant shall be provided no less in quantity or quality of the above described services than shall be provided any other tenant in the Building (if any). Any provision to the contrary notwithstanding but subject to the provisions of Sections 17 and 18 hereof, if Landlord fails to provide in any material respect any services to be provided by Landlord pursuant to this Section for a period of three (3) consecutive Business Days after written notice to Landlord, and if such failure materially and adversely affects Tenant’s use and occupancy of the Premises such that Tenant is unable to conduct its normal business operation in the Premises, and provided the correction of the problem is within Landlord’s reasonable control, then Tenant shall be entitled to an equitable abatement of Rent for the period during which the above-described situation exists.

     Landlord shall provide its required services in accordance with first-class office buildings in Coral Gables, Florida. Tenant’s janitorial and any other services to the Premises shall be performed in accordance with such services provided in first-class office buildings in Coral Gables, Florida.

Section 22 – SECURITY DEPOSIT.

     A. If, as of the Commencement Date, Tenant does not have a long-term credit rating of both (i) Baa3 or higher by Moody’s Investors Service (“Moody’s”) (or its equivalent, if Moody’s revises its credit ratings), and (ii) BBB- or higher by Standard & Poor’s Rating Group (“Standard & Poor’s”) (or its equivalent, if Standard & Poor’s revises its credit ratings) (such minimum rating from Moody’s and Standard & Poor’s is hereinafter referred to as a “Satisfactory Credit Rating”), then, Tenant shall deliver, or cause to be delivered to Landlord, an irrevocable, unconditional, and transferable Letter of Credit in the amount of Eight Million Five Hundred Thousand and No/100 ($8,500,000.00) Dollars (the “Letter of Credit Amount”).

     B. The Letter of Credit shall be issued in strict accordance with the Letter of Credit Requirements set forth in Exhibit “M,” attached hereto and made a part hereof, and shall be delivered to Landlord within ten (10) days following the Commencement Date.

     C. If Tenant’s long-term credit rating is a Satisfactory Credit Rating as of the Commencement Date, then Tenant is not required to deliver the Letter of Credit for such year.

     D. On each annual anniversary of the Commencement Date (an “Anniversary Date”). the parties shall again determine if Tenant’s long-term credit rating is a Satisfactory Credit Rating as of each such Anniversary Date.

     E. If Tenant has previously delivered the Letter of Credit to Landlord based on Tenant’s long-term credit rating not being a Satisfactory Credit Rating for any year, and if Tenant’s long-term credit rating is not a Satisfactory Credit Rating as of an Anniversary Date, then the current Letter of Credit shall remain with Landlord.

     F. If Tenant has previously delivered the Letter of Credit to Landlord based on Tenant’s long-term credit rating not being a Satisfactory Credit Rating for any year, and if Tenant’s long-term credit rating is a Satisfactory Credit Rating as of an Anniversary Date, then Landlord will return the previously-delivered Letter of Credit to Tenant within thirty (30) days if Tenant is not in default beyond applicable notice and cure periods (if any).

     G. If Tenant has not previously been required to deliver the Letter of Credit to Landlord based on Tenant’s long-term credit rating being a Satisfactory Credit Rating (or if a previously-delivered Letter of Credit has been returned as provided above), and if Tenant’s long-term credit rating is not a Satisfactory Credit Rating as of an Anniversary Date, then within ten (10) days of such Anniversary Date, Tenant shall deliver, or cause to be delivered to Landlord, a Letter of Credit meeting the requirements set forth above and in the Letter of Credit Amount.

     H. Notwithstanding anything to the contrary contained in this Section 22, the provisions of this Section 22 shall be applicable only for the first eleven (11) Lease Years of the Term (the “Letter of Credit Obligation Period”). As of the commencement of the twelfth (12th) Lease Year and for the remainder of the Term, there shall be no determination of whether Tenant’s long-term credit rating is a Satisfactory Credit Rating, and Tenant shall not be required to deliver the Letter of Credit to Landlord. If Landlord is holding the Letter of Credit as of the expiration of the Letter of Credit Obligation Period, then Landlord will return the Letter of Credit to Tenant within thirty (30) days if Tenant is not in default beyond applicable notice and cure periods (if any), or, if Tenant is in default, then Landlord will return the Letter of Credit to Tenant within thirty (30) days after the default is cured; provided that if, following the expiration of Tenant’s cure period the default remains uncured but Landlord has elected not to pursue any available rights or remedies pursuant to Section 24 of this Lease in connection with such default, then Landlord will return the Letter of Credit to Tenant within thirty (30) days.

Section 23 – ASSIGNMENT AND SUBLETTING.

     A. Except to a Disqualified Transferee, as hereinafter defined, Tenant shall have the right, without obtaining Landlord’s consent, to assign this Lease, or sublease the Premises, in whole or in part. For purposes of this Lease, a “Transferee” is a person or entity to which Tenant assigns this Lease or subleases the Premises, in whole or in part; and a “Disqualified Transferee” shall have the meaning set forth in Exhibit “G,” attached hereto and made a part hereof. In addition, the following provisions shall be applicable to assignments or subleases by Tenant:

          (i) Prior to the effective date of the assignment or sublease, Tenant shall provide Landlord with a Certificate signed by an executive officer of Tenant and an executive officer of the Transferee in which each of such officers state that, to the best of their respective knowledge, the Transferee is not a Disqualified Transferee. For purposes of confirming whether a proposed assignee or subtenant is a qualified Transferee, except to the extent Tenant actually knows that the proposed Transferee is a Disqualified Transferee, then Tenant may rely on the Certificate of the Transferee for purposes of Tenant’s Certificate.

          (ii) Assignments and/or subleases to Transferees (except for Exempt Transfers, as hereinafter defined) shall be included in the square footage calculations for determining whether Tenant has assigned or sublet space so as to have met the Recapture Threshold (as hereinafter defined) after which Landlord shall have the right to recapture space.

          (iii) Landlord is entitled to Landlord’s Share of Assignment Profit and/or Sublease Profit (as such terms are hereinafter defined) in connection with assignments or subleases to Transferees. In no event may any assignment or sublease provide for rentals or other payments for any such use or occupancy based, in whole or in part, on the net income or profits derived by any person from the portion of the Premises subleased or assigned, and any such sublease or assignment shall be void ab initio.

          (iv) Any sublease to a Transferee shall provide that it is subject and subordinate to this Lease (including, without limitation, that any termination of this Lease shall automatically and without further notice or instrument terminate the sublease).

          (v) Upon written request by Landlord from time to time, Tenant shall provide Landlord with (x) a true and correct rent roll describing each and every assignment and sublease that is in effect with a Transferee (which rent roll, at a minimum, shall include the name of each assignee and subtenant, the square footage leased by each assignee (if an assignment pro tanto) and subtenant, and the scheduled expiration date of each sublease), together with a true and correct copy of the assignment and assumption instrument or the sublease document (and any amendments and modifications thereto), as the case may be, and (y) evidence that the assignee or subtenant, as applicable, has in effect the insurance coverages required of Tenant under this Lease.

          (vi) If Tenant ever requests Landlord’s consent to a proposed assignment or sublease to a person or entity that meets the definition of a Disqualified Transferee, Tenant acknowledges and agrees that a refusal by Landlord to consent to an assignment or a sublease to a Disqualified Transferee will irrefutably be deemed to be reasonable.

     B. Any assignment or sublease made by Tenant in violation of the provisions of this Section 23 shall be null and void ab initio. In addition, Tenant has no rights whatsoever to assign or sublease Tenant’s Lobby Space unless the applicable transaction involving the Tenant’s Lobby Space is in connection with an assignment of this Lease in total, or a sublease of all of the Premises.

     C. Except with regard to Exempt Transfers, as hereinafter defined, Landlord shall have the right to recapture any space proposed by Tenant to be assigned or sublet once Tenant has transferred in the aggregate a total of 122,000 Rentable Square Feet of the Premises (the “Recapture Threshold”). Once Tenant has entered into assignment and/or sublease transactions for square footage meeting the Recapture Threshold, then for any such transaction thereafter (other than an Exempt Transfers), regardless of Tenant having the right to enter into the transaction without Landlord’s consent if the assignee or subtenant is a Transferee, Tenant shall give Landlord thirty (30) days’ prior written notice of the proposed transaction, and within such thirty (30) day period, Landlord shall have the right to recapture the space that is the subject of the proposed transaction by giving Tenant written notice thereof; provided, however, if Landlord notifies Tenant that Landlord elects to exercise this recapture right, Tenant may, within ten (10) days of its receipt of Landlord’s recapture notice, notify Landlord that Tenant is rescinding the proposed assignment or sublease, in which case Landlord’s recapture notice shall be void. If Landlord recaptures any portion of the Premises, then Tenant acknowledges and agrees that any tenants which lease any such recaptured space from Landlord shall have the right to access their leased premises through Tenant’s Lobby Space, and such access shall not constitute an actual or constructive eviction of Tenant, in whole or in part, nor shall it entitle Tenant to any abatement or diminution of Rent or relieve Tenant from any obligation under this Lease. If Landlord recaptures any portion of the Premises, the Lease will terminate solely with respect to the portion of the Premises so recaptured, and there shall be a proportionate refund from Landlord of any Fixed Annual Rent and additional rent paid for the recaptured portion for a period subsequent to the effective date of the recapture. From and after the date of such recapture, the security services for the Tenant’s Lobby Space shall be provided by Landlord (as part of Operating Costs).

     D. If this Lease be assigned, or if the Premises or any part thereof be underlet or occupied by any party other than Tenant, Landlord may collect Rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a release of Tenant from the further performance by Tenant of the covenants on the part of Tenant herein contained.

     E. A Transferee shall not include a person or entity to which this Lease is assigned or the Premises sublet by operation of law. Tenant shall deliver to Landlord within five (5) days after the effective date of any assignment or subletting a copy of the executed assignment or sublease agreement. Any assignment or sublease shall provide that the assignee or subtenant shall comply with all applicable terms and conditions of this Lease to be performed by Tenant hereunder (which, in the case of an assignment, shall include an assumption by the assignee of all of Tenant’s obligations under this Lease accruing from and after the effective date of the assignment). The permitted use of the Premises shall not change in connection with any assignment or sublease. Notwithstanding any assignment or sublease, including, without limitation, an assignment or sublease pursuant to an Exempt Transfer (as hereinafter defined) and/or to a Transferee, Tenant shall remain fully and primarily liable on this Lease and shall not be released from performing any of the terms, covenants and conditions hereof or any Rent or other sums to be paid hereunder, whether accrued to the date of such assignment or sublease, or thereafter accruing, including, without limitation, if an assignee of this Lease exercises any renewal options pursuant to Rider No. I hereto (except for space that has been recaptured in accordance as described above). Tenant acknowledges that the Tenant’s renewal rights set forth in Rider No. 1 attached to this Lease may only be transferred in connection with an assignment of Tenant’s entire interest in this Lease for the entire Premises, and may not be transferred by Tenant to, or exercised by, a subtenant of all or any part of the Premises.

     F. The following are referred to as “Exempt Transfers”: Any assignment of this Lease, or sublease of the Premises, in whole or in part, to: (i) any entity which has the power to direct Tenant’s management and operation, or any entity whose management and operation is controlled by Tenant; or (ii) any entity controlled by Tenant; or (iii) any entity in which or with which Tenant, its successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for merger or consolidation of corporations or other entities, as applicable, so long as the liabilities of the entities participating in such merger or consolidation are assumed by the entity surviving such merger or created by such consolidation; or (iv) any entity acquiring this Lease and all or substantially all of Tenant’s assets; or (v) any successor to a successor entity becoming such by either of the methods described in subsections (iii) or (iv) above; provided, however, that (x) any such assignee expressly assumes, in writing, all of Tenant’s obligations under this Lease, in form and content reasonably acceptable to

Landlord (and any such sublease is made expressly subject and subordinate to this Lease), and (y) no series of one or more of such transactions shall be used by Tenant to “spin-off” this Lease to independent third parties, and (z) Tenant shall give Landlord ten (10) days’ prior written notice of any such Exempt Transfer (or if Tenant is unable to disclose an impending Exempt Transfer due to applicable securities laws, then Tenant shall notify Landlord in writing within five (5) days after the transaction). In addition, a public offering of Tenant’s stock through a recognized stock exchange shall be deemed to be an Exempt Transfer, and transfers of Tenant’s stock through a recognized stock exchange shall also be deemed to be Exempt Transfers.

     In addition to the foregoing rights of Tenant, an Exempt Transfer shall also include the right of Tenant, without Landlord’s consent, to sublease up to one (1) full floor of the Premises in the aggregate to Restaurant Services, Inc., a Delaware corporation (“RSI”) (or other entity), so long as RSI (or such other entity) is a company that is either affiliated with Tenant or provides bona fide restaurant-related services to Tenant pursuant to a contractual arrangement (the “Permitted Restaurant-Related Services Sublease”); provided, however, that (x) the Permitted Restaurant-Related Services Sublease shall not relieve Tenant from any liability under this Lease, whether accrued to the date of the Permitted Restaurant-Related Services Sublease or thereafter accruing, and (y) the Permitted Restaurant-Related Services Sublease shall be subject and subordinate to this Lease (including, without limitation, that any termination of this Lease shall automatically and without further notice or instrument terminate the Permitted Restaurant-Related Services Sublease), and (z) upon written request by Landlord from time to time, Tenant shall provide Landlord with a true and correct copy of the Permitted Restaurant-Related Services Sublease (and any amendments and modifications thereto).

          Exempt Transfers are excluded from the Recapture Threshold.

     G. In connection with transfers to a Transferee, but not including an Exempt Transfer pursuant to Section 23F above, Tenant shall, in consideration thereof, pay to Landlord, as additional rent, an amount equal to Landlord’s Share (hereinafter defined) of each of the “Assignment Profit” (hereinafter defined) and the “Sublease Profit” (hereinafter defined), as the case may be.

     For purposes of this Section 23G, the term “Assignment Profit” shall mean an amount equal to all sums and other economic consideration paid to Tenant by the assignee for or by reason of such assignment, after deducting therefrom the reasonable, out-of-pocket costs incurred by Tenant in bringing about such assignment transaction (including, without limitation, reasonable brokerage fees, rent concessions, tenant improvement costs and architectural and attorneys’ fees). Landlord and Tenant agree that no payments made by the assignee to purchase any of Tenant’s personal property, trade fixtures or improvements not paid for by Landlord (to the extent of the unamortized value thereof as reflected in Tenant’s books and records) shall be deemed to be part of the economic consideration received by Tenant as a result of the assignment and Tenant shall have no obligation to share any portion of such payments with Landlord. The sums payable under this paragraph shall be paid to Landlord within thirty (30) days after the same has been paid to the assignee to Tenant.

     For purposes of this Section 23G, the term “Sublease Profit” shall mean in any Lease Year of the Term of this Lease any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which are in excess of the rent and additional rent accruing during such Lease Year in respect to the subleased space (at the rate per Rentable Square Foot payable by Tenant hereunder in the case of a sublease of less than the entire Premises) pursuant to the terms hereof; provided, however, that Tenant shall be entitled to deduct from such “Sublease Profit” the reasonable out-of-pocket costs incurred by Tenant (including, without limitation, reasonable brokerage fees, rent concessions, tenant improvement costs and attorneys’ fees) in bringing about such sublease. Landlord and Tenant agree that no payments made by the sublessee to purchase any of Tenant’s personal property, trade fixtures or improvements not paid for by Landlord (to the extent of the unamortized value thereof as reflected in Tenant’s books and records) shall be deemed to be part of the economic consideration received by Tenant as a result of the sublease and Tenant shall have no obligation to share any portion of such payments with Landlord. The sums payable under this paragraph shall be paid to Landlord within thirty (30) days after the same has been paid by the subtenant to Tenant.

     For purposes of this Section 23G, the term “Landlord’s Share” shall mean forty percent (40%) of the gross profits relating to an assignment or sublease; provided, however, that in no event shall Landlord’s Share exceed fifty percent (50%) of the Assignment Profit and fifty percent (50%) of the Sublease Profit.

     H. Notwithstanding anything to the contrary contained in this Section 23, Tenant agrees that, for a period of two (2) years following the Commencement Date, Tenant shall not assign this Lease or sublease the Premises, in whole or in part, except for (i) the Permitted Restaurant-Related Services Sublease, and (ii) an Exempt Transfer involving an assignment of this Lease in total, or a sublease of all of the Premises, to an entity whose net worth (as determined in accordance with GAAP) is no less than the greater of (A) Original Tenant’s net worth (as determined in accordance with GAAP) as of the date of such Exempt Transfer or (B) Two Hundred Million Dollars ($200,000,000.00) . If Tenant desires to effect any assignment or sublease during such two (2) year period other than as expressly permitted in the first sentence of this subsection H, then Tenant shall request Landlord’s consent therefor, which consent shall not be unreasonably withheld or delayed.

Section 24 – DEFAULT.

     A. Tenant’s Default. (i) If Tenant shall default in the payment of the Fixed Annual Rent, any additional rent or any other sums payable by Tenant herein when due, and such default shall continue for a period of ten (10) days after Tenant’s receipt of written notice (but the foregoing shall not be deemed to amend or modify Section 5C or Section 48 regarding Landlord’s right to assess late charges and/or interest as provided therein), or (ii) if Tenant shall fail to deliver the Letter of Credit to Landlord if required pursuant to Section 22 of this Lease and said failure shall continue for more than five (5) Business Days after Tenant’s receipt of written notice thereof, or (iii) if Tenant shall fail to maintain the insurance coverages required to be maintained by Tenant pursuant to Section 26 of this Lease and said failure shall continue for more than five (5) Business Days after Tenant’s receipt of written notice thereof, or (iv) if Tenant shall default in the performance of any nonmonetary covenant or agreement of this Lease (except as described in subsections (ii) and (iii) hereinabove) and said default shall continue for more than thirty (30) days after Tenant’s receipt of written notice thereof, or in the event that the default is of such a nature as cannot with diligent effort be cured within said thirty (30) day period, if Tenant shall not commence to cure within said period and diligently prosecute remedial efforts to completion within a reasonable time thereafter, or (v) if Tenant should become bankrupt or insolvent or any debtor proceedings be taken by or against Tenant (provided, if same shall be involuntary on the part of Tenant, the event in question shall not be deemed a default within the meaning of this Lease if dismissed or vacated by Tenant within sixty (60) days of the filing thereof), or (vi) if Tenant shall assign this Lease in whole or in part or sublet all or any portion of the Premises in violation of Section 23 hereof and the transaction that violates Section 23 is not rescinded and made void ab initio within five (5) Business Days after Tenant’s receipt of written notice thereof, then and in addition to any and all other legal remedies and rights available to Landlord at law or in equity, Landlord may immediately or at any time thereafter enter into and upon the Premises or any part thereof and repossess the same as of its former estate, and expel Tenant, and those claiming through or under it, and remove its or their effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of Rent or preceding breach of covenant. Tenant covenants and agrees, notwithstanding any entry or reentry by Landlord, whether by summary proceedings, termination of this Lease (unless Landlord has expressly elected in writing to terminate this Lease for Landlord’s account), termination of Tenant’s right to possession (without terminating this Lease), or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease and/or Tenant’s right to possession had not been terminated, or if Landlord had not entered or reentered as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for the remainder of the Term or a period less than the remainder of the Term; but in the event the Premises is relet by Landlord, Tenant shall be entitled to a credit against its Rent obligations hereunder in the amount of the rents and other sums received by Landlord from any such reletting of the Premises less any reasonable costs incurred by Landlord (not previously reimbursed by Tenant) in connection with the repossessing of the Premises, including, without limitation, reasonable attorneys’ fees, brokerage commissions (prorated for the portion of the Term remaining) and any costs of repairs or alterations. The Landlord shall not, in any event, be required to pay Tenant any surplus of any sums received by Landlord on a reletting of said Premises in excess of the Rent provided in this Lease. In no event shall Tenant’s obligations hereunder exceed the amount of any such obligation that would have existed if the Premises had remained vacant and had not been relet, but the foregoing does not waive Landlord’s right to damages arising out of Tenant’s default, such as costs of repossession as described above. In the event of termination of Tenant’s right of possession to the Premises by Landlord as aforesaid, Landlord shall use reasonable efforts to relet the Premises at a fair market rental or as near thereto as is then possible under all circumstances then existing so as to mitigate the damages suffered by Landlord and payable by Tenant, provided that nothing herein shall be deemed to limit or impair Landlord’s rights to (a) grant to any such tenant concessions of rent as Landlord may deem advisable in its sole and absolute discretion, (b) agree to paint or make any special repairs, alterations and decorations for any such tenant as it may deem advisable in its sole and absolute discretion, or (c) relet all or any portion of the Premises for a term which may be greater or lesser than the unexpired Term, as Landlord may deem advisable in its sole and absolute discretion.

     B. If any event of default (after expiration of applicable notice and grace periods) occurs, the Landlord, in addition to other rights and remedies it may have, shall have the right to accelerate the Rent hereunder for what would have been the following one (1) year period of the Term (had the Lease and/or Tenant’s right to possession not been terminated) and Tenant shall pay Landlord damages in the amount of any and all sums which would have been due for such following year, reduced to present value at a discount rate of 10% and subject to a credit for reletting as provided in the above subsection A, and Landlord may, on each anniversary of the date of such acceleration, again accelerate the Rent hereunder for what would have been the next following one (1) year period which shall not have previously been declared due and payable, subject to a credit for reletting as provided in the above subsection A. Each payment of such yearly accelerated Rent shall be paid by Tenant within ten (10) Business Days after written demand by Landlord, failing which Landlord shall have the right to accelerate Rent for what would have been the remainder of the entire Term (discounted to present value and subject to a credit for reletting as set forth above) (but Landlord shall not have such right to accelerate Rent for what would have been the remainder of the entire Term if Tenant’s net worth (as determined in accordance with GAAP) at the time Landlord seeks to accelerate Rent for what would have been the remainder of the entire Term is more than Two Hundred Million Dollars ($200,000,000.00) .

     C. If any event of default (after expiration of applicable notice and grace periods) occurs, the Landlord, in addition to other rights and remedies it may have, shall have the right to remove all or any part of the Tenant’s property from the Premises and any property removed may be stored in any public warehouse or elsewhere at the cost of, and for the account of Tenant, and the Landlord shall not be responsible for the care or safekeeping thereof whether in transport, storage or otherwise, and the Tenant hereby waives any and all claim against Landlord for loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts, except to the extent caused by the active negligence, gross negligence (whether active or passive) or willful misconduct of Landlord, its agents or employees.

     D. No such reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant. Notwithstanding any such reletting without termination, Landlord may at all times thereafter elect to terminate this Lease for such previous default. Any such reentry shall be allowed by Tenant without hindrance, and Landlord shall not be liable in damages for any such reentry, or guilty of trespass or forcible entry.

     E. In the event of a breach or threatened breach of any covenant of this Lease, Landlord shall have the right to apply for an injunction. Any and all rights, remedies and options given in this Lease to Landlord in the event of a default by Tenant shall be cumulative and in addition to and without waiver of, or in derogation of, any right or remedy given to it under any law now or hereafter in effect or in equity.

     F. If Tenant shall default in the performance of any provision of this Lease on Tenant’s part to be performed, Landlord may, after the expiration of applicable notice and cure periods, perform the same for the account of Tenant and Tenant shall promptly reimburse Landlord for any reasonable expense incurred therefor plus interest thereon at the Stipulated Rate, which expenses shall be deemed to be additional rent.

     G. Upon any event of default (after expiration of applicable notice and grace periods) by Tenant, Tenant shall be liable to Landlord for the expenses to which Landlord may be put in reentering the Premises; repossessing the Premises; painting, altering, or dividing the Premises; combining the Premises with an adjacent space for any new tenant; putting the Premises in proper repair; reletting the Premises (including attorneys’ fees and disbursements, marshal’s fees, and brokerage fees, in so doing); and any other expenses reasonably incurred by Landlord.

     H. The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereinafter provided by law and in equity. All rights and remedies shall be cumulative and non-exclusive of each other. No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a default.

     I. Landlord’s Default. If Landlord shall violate, neglect or fail to perform or observe any of the representations, covenants, provisions, or conditions contained in this Lease on its part to be performed or observed, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default (ten (10) days after notice in the case of a monetary default), or if such default is of a nature to require more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure (provided Landlord must have undertaken procedures to cure the default within such thirty (30) day period and thereafter diligently pursues such efforts to cure to completion within a reasonable time thereafter), Tenant may, at its option (in addition to all other rights and remedies provided Tenant at law, in equity or hereunder), incur any reasonable expense necessary to perform the obligation of Landlord specified in such notice and bill Landlord for the costs thereof. Notwithstanding the foregoing, if in Tenant’s reasonable judgment, a bona fide emergency shall exist, Tenant may cure such default without any prior notice to Landlord. If Landlord has not reimbursed Tenant within thirty (30) days after receipt of Tenant’s bill, Tenant may send a reminder notice, and if Landlord has not reimbursed Tenant within three (3) Business Days after receipt of Tenant’s reminder notice, Tenant may deduct the reasonable cost of such expense, plus interest thereon at the Stipulated Rate, from the Fixed Annual Rent next becoming due after the expiration of said additional three (3) Business Day period. Nothing herein shall be construed as requiring Tenant to await the passage of thirty (30) days before seeking equitable relief (exclusive of the right of termination). The self-help option given in this Section is for the sole protection of Tenant, and its existence shall not release Landlord from its obligation to perform the terms, provisions, covenants and conditions herein provided to be performed by Landlord or deprive Tenant of any legal rights which it may have by reason of any such default by Landlord. Any and all rights, remedies and options given in this Lease to Tenant in the event of a default by Landlord shall be cumulative and in addition to and without waiver of, or in derogation of, any right or remedy given to it under any law now or hereafter in effect or in equity (provided that Tenant shall have no rights of termination except (i) as otherwise expressly set forth in this Lease, or (ii) if the uncured default by Landlord constitutes a constructive eviction of Tenant pursuant to and in accordance with the requirements of applicable law).

Section 25 – LEGAL EXPENSES. Notwithstanding anything to the contrary contained in this Lease, in the event that either Landlord or Tenant employ the services of attorneys to enforce any of their respective rights under this Lease or to collect any sums due to them under this Lease or to remedy the breach of any covenant of this Lease on the part of the other to be kept or performed, the nonprevailing party (Tenant or Landlord as the case may be) shall pay to the prevailing party such reasonable fees as shall be charged by the prevailing party’s attorneys for such services at all trial and appellate levels and post judgment proceedings and such prevailing party shall also have and recover from the nonprevailing party (Landlord or Tenant as the case may be) all other costs and expenses of such suit and any appeal thereof or with respect to any postjudgment proceedings.

Section 26 – INSURANCE; WAIVER OF RECOVERY AND SUBROGATION.

     A. Tenant shall, at its expense, at all times during the Term hereof, carry commercial general public liability and property damage insurance against claims for injury to persons and property occurring in the Premises, such insurance to be in the combined single limit of not less than Five Million Dollars ($5,000,000). Any insurance policies required under this paragraph A shall name Landlord (and its property management company, if any) as an additional insured. Upon Tenant’s default in obtaining or delivering the policy or certificate for any such insurance or Tenant’s failure to pay the charges therefor, Landlord may, upon ten (10) days’ notice to Tenant, procure or pay the reasonable charges for any such policy or policies (for not more than a 12 month period) and charge the Tenant therefor plus interest thereon at the Stipulated Rate as additional rent.

     B. Tenant shall at all times during the Term hereof and at its cost and expense, maintain in effect policies of property insurance (special form) covering all of Tenant’s personal property (including, without limitation Tenant’s Property), trade fixtures, equipment, and leasehold improvements and betterments made by Tenant located or placed in the Premises (other than the Leasehold Improvements constructed by Landlord pursuant to the Construction Addendum), in an amount equal to their full replacement value, providing protection against any peril included within the industry standard special form property insurance coverage, together with insurance against sprinkler damage, vandalism, theft and malicious mischief. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace Tenant’s Work, leasehold improvements and betterments made by Tenant, the personal property, trade fixtures and equipment so insured.

     C. Landlord and Tenant shall at all times during the Term hereof each maintain in effect Workers’ Compensation Insurance covering all of their employees, as required by the laws of the State of Florida. Tenant shall also carry employer’s liability coverage with a $1,000,000 per accident limit for bodily injury or disease.

     D. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each hereby waives on behalf of itself and its insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action, against the other, or the other’s directors, shareholders, partners, members, joint venturers, agents, officers, or employees, for any loss or damage that may occur to the Premises, the Building, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other causes which are, or could or should be insured against under the terms of the standard property insurance policies referred to in this Lease, regardless of whether such insurance is actually maintained and regardless of the cause or origin of the damage involved, including negligence of the other party hereto, its directors, shareholders, partners, members, joint venturers, agents, officers, or employees. Landlord and Tenant shall cause each of their respective property insurance policies hereunder to contain, or be endorsed with, a provision by which the insurer shall waive its right of subrogation against the other party hereto.

     E. Tenant at its expense shall comply with all requirements of the Board of Fire Underwriters, or any other similar body affecting the use of the Premises (but any such requirements shall not prohibit Tenant’s Use), and shall not use the Premises in a manner which shall increase the rate of fire insurance or other insurance of Landlord or of any other tenant, over that in effect as of the Commencement Date of this Lease. If Tenant’s use of the Premises increases the fire insurance rate, Tenant shall reimburse Landlord for all such increased costs.

     F. Landlord shall, at its expense (as part of the Operating Costs), at all times during the Term hereof, maintain or cause to be maintained in effect coverage under a policy or policies of special form property insurance covering the Building (including the

Leasehold Improvements constructed by Landlord pursuant to the Construction Addendum), in an amount not less than Landlord’s good faith estimate of one hundred percent (100%) of the full replacement value (exclusive of the costs of excavations, foundations and footings) from time to time during the Term of this Lease, together with rent loss insurance and insurance against sprinkler damage, vandalism, malicious mischief and flood (if located within a designated flood zone). Such property insurance may also include loss of rent insurance for all or part of the Building in amounts and with property insurance deductibles in the amount of the greater of (i) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and (ii) such deductible as Landlord may determine in its good faith discretion based on deductibles that would be carried by an institutional owner of a comparable office building in Coral Gables, Florida (and recognizing that portions of the property insurance may have higher deductibles, such as windstorm coverage).

     G. Landlord shall, at its expense (as part of the Operating Costs), at all times during the Term hereof, carry commercial general public liability and property damage insurance against claims for injury to persons and property occurring in the Common Areas, naming Tenant as an additional insured, such insurance to be in the combined single limit of not less than Five Million Dollars ($5,000,000).

     H. All policies of insurance provided for herein shall be issued by insurance companies qualified to do business in the State of Florida and rated A:VIII or better in Best’s Insurance Guide (or similar rating in an equivalent publication if no longer published). Executed copies of such policies of insurance as either party is required to carry hereunder or certificates thereof shall be delivered to the other party prior to the Commencement Date (and for Tenant, prior to any access for installations prior to the Commencement Date as provided in the Construction Addendum) and thereafter within thirty (30) days of receipt of a written request therefor. All policies of insurance required to be carried by either party hereunder must contain a provision that the company writing said policy will give the other party at least thirty (30) days notice in writing in advance of any cancellation or material modification.

     Notwithstanding anything to the contrary contained with this Section 26, either party’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by such party; provided, however, that the coverage afforded Landlord and Tenant will not be reduced or diminished by reason of the use of such blanket policy of insurance, and provided further that the requirements set forth herein are otherwise satisfied (including, without limitation, that Tenant shall provide Landlord with reasonably satisfactory evidence that (i) Landlord and its property management company (if any) are an additional insured under such blanket policy with respect to commercial liability insurance, (ii) such blanket policy (or the Certificate of Insurance delivered to Landlord in connection with the blanket policy) expressly references the Premises, and (iii) such blanket policy (or the Certificate of Insurance delivered to Landlord in connection with the blanket policy) contains a guaranteed amount of insurance for the Premises, which guaranteed amount shall equal the amounts of coverage required under this Lease). Landlord and Tenant agree to permit the other at all reasonable times to inspect the policies of insurance of Landlord and Tenant covering risks upon the Premises or the Building for which policies or copies thereof are not required to be delivered to the other.

     I. Tenant’s insurance policies may have such commercially reasonable deductibles as would be maintained by a prudent tenant of comparable premises in comparable first-class office buildings in Coral Gables, Florida. In addition, Tenant may self-insure any of its insurance coverage obligations hereunder so long as Tenant’s net worth is in excess of One Hundred Million Dollars ($100,000,000.00) as evidenced by annual financial statements provided to Landlord by Tenant’s accountants or by reports published in accordance with the Securities Exchange Commission’s reporting requirements for publicly traded companies, as computed in accordance with GAAP. For purposes hereof, “self insurance” shall mean that the Tenant is itself acting as if though it were the insurance company providing the insurance required under the provisions of this Lease, and Tenant shall pay any amounts due in lieu of insurance proceeds which would have been payable if the insurance policies had been carried, which amounts shall be treated as insurance proceeds for all purposes under this Lease.

Section 27 – INDEMNIFICATION.

     A. Subject to Section 26D, Tenant shall indemnify, defend and save Landlord, and Landlord’s directors, shareholders, partners, members, joint venturers, agents, officers, and employees (“Landlord Indemnitees”) harmless (except to the extent of any loss or damage resulting from the negligence or willful misconduct of Landlord or the applicable Landlord Indemnitee seeking indemnification from Tenant), from and against any and all claims, actions, damages (excluding incidental and consequential damages but including, without limitation, reasonable attorneys’ fees at all trial and appellate levels), liability and expense (collectively, “Claims”) in connection with loss of life, personal injury and/or damage to or destruction of property arising from or out of: (i) any occurrence in, upon or at the Premises, or (ii) occasioned wholly or in part by the negligence or willful misconduct of Tenant, its agents, contractors, employees, servants, subtenants or concessionaires, or (iii) the installation, maintenance, use or removal of the “Satellite Dish” and “Communications Equipment” (as defined in Section 36 hereof) by Tenant, its agents, contractors, employees, servants, subtenants or concessionaires.

     B. Subject to Section 26D, Landlord shall indemnify, defend and save Tenant, and Tenant’s directors, shareholders, partners, members, joint venturers, agents, officers, and employees (“Tenant Indemnitees”) harmless (except to the extent of any loss or damage resulting from the negligence or willful misconduct of Tenant or the applicable Tenant Indemnitee seeking indemnification from Landlord), from and against any and all Claims in connection with loss of life, personal injury and/or damage to or destruction of property arising from or out of any occurrence in, upon or at the Common Areas, or occasioned wholly in or part by the negligence or willful misconduct of Landlord, its agents, contractors, employees or servants.

     C. Except for the gross negligence or willful misconduct of Landlord or its agents, employees or contractors (but subject to Section 26D), Tenant agrees Landlord shall not be liable in any manner, to Tenant, its agents, employees, guests or invitees or any Tenant Indemnitees, for damage or injury to persons and property caused by the criminal acts or intentional misconduct of third parties.

     D. Subject to Section 26D, Landlord shall indemnify, protect, defend and hold Tenant and Tenant Indemmitees harmless from and against any and all Claims arising directly from or out of, or in any way directly connected with: (i) the presence of any Hazardous Substance on the Project caused by the acts of Landlord, its agents or employees; or (ii) any violation or alleged violation of any local, state or federal environmental law, regulation, ordinance or administrative or judicial order relating to any Hazardous Substance on the Project, caused by the acts of Landlord, its agents and employees, whether attributable to events occurring before, during or after Tenant’s occupancy of the Premises.

     E. Subject to Section 26D, Tenant shall indemnify, protect, defend and hold Landlord and Landlord Indemnitees harmless from and against any and all Claims arising directly from or out of, or in any way directly connected with: (i) the presence of any Hazardous Substance on the Project caused by the acts of Tenant, its agents or employees; or (ii) any violation or alleged violation of any local, state or federal environmental law, regulation, ordinance or administrative or judicial order relating to any Hazardous Substance on the Project, caused by the acts of Tenant, its agents or employees.

Section 28 – LOSS AND DAMAGE. Landlord shall not be liable for any damage to any property of Tenant or of others located in the Premises, nor for the loss of or damage to any property of Tenant or of others by theft or otherwise caused by other tenants or persons or occupants in the Building, or of adjacent property or the public. All property of Tenant kept or stored in the Premises shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any and all claims arising out of damage to same, including subrogation claims by Tenant’s insurance carriers.

Section 29 – END OF TERM. Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, except for reasonable wear and tear, casualty, condemnation and acts of nature. Tenant agrees that if Tenant remains in possession of the Premises after the date of the expiration or sooner termination of this Lease without the consent of Landlord, there shall be no tacit renewal of this Lease or the Term, Tenant shall be deemed to be in default, and Tenant shall be deemed to be occupying the Premises as a holdover tenant at sufferance. During the holdover, the monthly Fixed Annual Rent, payable in advance on the first day of each month during such holdover, shall be equal to (a) 125% of the monthly amount of Fixed Annual Rent payable during the last month of the Term for the first thirty (30) days of the holdover, and (b) 150% of the monthly amount of Fixed Annual Rent payable during the last month of the Term for the next ninety (90) days of the holdover, and (c) 200% of the monthly amount of Fixed Annual Rent payable during the last month of the Term for entire remaining period of the holdover, and such holdover shall otherwise upon the same terms as are set forth in this Lease, so far as they are applicable to a tenancy at sufferance; provided, however, that if Tenant provides Landlord with irrevocable written notice no less than nine (9) months prior to the expiration or sooner termination of this Lease that it intends to hold over in the Premises beyond the expiration or sooner termination of this Lease, then Tenant shall have the right to extend the scheduled expiration date for a period of six (6) months (the “Short-Term Extension”). During the Short-Term Extension, the monthly Fixed Annual Rent, payable in advance on the first day of each month during the Short-Term Extension, shall be equal to the monthly amount of Fixed Annual Rent payable during the last month of the Term, plus three percent (3%). Any personal property remaining in the Premises after the expiration or sooner termination of the Term of this Lease shall, after ten (10) days notice to Tenant and Tenant’s failure to remove same, be deemed to be abandoned property at the option of Landlord. The aforesaid provision of this Section shall survive the expiration or sooner termination of this Lease.

Section 30 – SIGNS.

     A. Subject to the Tenant’s compliance with all applicable Governmental Requirements, and the terms hereof, Tenant, at its expense (but payable out of the Tenant Improvement Allowance), shall have the right to install and maintain up to three (3) exterior signs each containing Tenant’s name and logo in first-class materials on the exterior facade of the Building (i.e., Tenant’s name and logo on each of three (3) sides of the exterior of the Building) (the “Exterior Signage”). The location, size, shape, color, content, and manner of installation of the Exterior Signage shall first be approved by Landlord, which approval will not be unreasonably withheld or delayed. A general depiction of the Exterior Signage is shown on Exhibit “H,” attached hereto and made a part hereof, which is hereby deemed to be approved by Landlord. If Landlord has been provided with and approved the specifications for the manner of installation of the Exterior Signage prior to commencement of construction of the Base Building, then Landlord shall prepare the outside surface of the Building for the installation of the Exterior Signage as part of the Base Building (otherwise, Tenant, at its sole cost and expense (but payable out of the Tenant Improvement Allowance), is responsible to prepare the outside surface of the Building). Tenant shall otherwise commence preparation for the installation of the Exterior Signage at any time upon no less than five (5) Business Days’ written notice to Landlord and prior to the expiration of Tenant’s permit(s) therefor. If Tenant elects to install the Exterior Signage, then Tenant, at Tenant’s expense, shall exercise due diligence to apply and obtain all permits and licenses required in connection with the Exterior Signage and shall be fully responsible for the proper installation thereof, in a good and workmanlike manner. Landlord, at Tenant’s expense, will cooperate with Tenant in the obtaining of such permits and licenses, but Landlord makes no representation or warranty that applicable Governmental Requirements will permit Tenant to install the Exterior Signage. The Exterior Signage shall be removed by Tenant at the expiration or earlier termination of this Lease, and

Tenant shall repair all damage caused thereby, all at Tenant’s sole expense. Tenant shall indemnify and hold Landlord and Landlord Indemnitees harmless from and against any and all Claims occasioned by the installation, maintenance, and removal of the Exterior Signage by Tenant, its agents, employees or contractors pursuant to the terms of this Lease, except to the extent cased by the negligence or willful misconduct of Landlord, its agents, employees, or contractors. This indemnity shall survive the expiration or sooner termination of this Lease.

     B. The Exterior Signage may only use the words “Burger King” (and may include the words “Corporation” or “Corp.”) and the Burger King logo, or another name and logo approved by Landlord, which approval will not be unreasonably withheld or delayed, but which may include considerations as to the reputation and value of the Building.

     C. If any time during the Term Landlord has recaptured space pursuant to Section 23 of this Lease such that Tenant is no longer leasing at least 122,000 Rentable Square Feet in the Building, then Tenant shall no longer have the right to the Exterior Signage. However, if Governmental Requirements permit three (3) exterior signs (i.e., exterior facade signage on each of three (3) sides of the exterior of the Building), and Landlord recaptures any space pursuant to Section 23, then Tenant will have the right to maintain two (2) such exterior signs, which right includes Tenant having the most prominent of the three (3) signs, if one is more prominent than the others. The third such exterior sign may be utilized by another Building tenant in Landlord’s sole discretion. In addition, if, due to Landlord’s exercise of its recapture rights and subsequent reletting of the recaptured space, Tenant is no longer leasing more square footage than each of the other tenants, then Tenant shall no longer have the right to the most prominent exterior sign, and the most prominent exterior sign may be utilized by another Building tenant in Landlord’s sole discretion. If Governmental Requirements permit only two (2) exterior signs (i.e., exterior facade signage on each of two (2) sides of the exterior of the Building), and Landlord recaptures any space pursuant to Section 23, then Tenant will have the right to maintain one (1) such exterior sign, which right includes Tenant having the more prominent of the two (2) signs, if one is more prominent than the other. The second such exterior sign may be utilized by another Building tenant in Landlord’s sole discretion. In addition, if, due to Landlord’s exercise of its recapture rights and subsequent reletting of the recaptured space, Tenant is no longer leasing more square footage than each of the other tenants, then Tenant shall no longer have the right to the more prominent exterior sign, and the more prominent exterior sign may be utilized by another Building tenant in Landlord’s sole discretion. If Tenant is ever required to remove any of its signage pursuant to this subsection, all such removal shall be performed by Tenant at Tenant’s expense. Landlord makes no representation or warranty that applicable Governmental Requirements will permit three (3) or two (2) exterior signs on the Building.

     D. Except for Tenant’s Exterior Signage, and provided that Tenant is leasing the entire Rentable Area of the Building other than the Third Party Ground Floor Retail

Space, there shall be no other exterior signage on the Building (other than Third Party Ground Floor Retail Space retail tenants’ trade name signage located on exterior of the Building below the cornice line immediately above the colonnade level or below [but within the colonnade]). Notwithstanding the foregoing, Landlord may place the name and address of the Building on the exterior of the Building, and Landlord may install customary identification signage at the entrance to the garage.

     E. Tenant (at Tenant’s expense, but payable out of the Tenant Improvement Allowance) shall be permitted to display signage at the entry to its Premises as approved by Landlord (not to be unreasonably withheld or delayed), and Landlord (at Tenant’s expense, but payable out of the Tenant Improvement Allowance) shall provide Tenant with directory signage in the Tenant’s Lobby Space. Landlord’s approval is not required for any signage of Tenant wholly within the Tower Space (as opposed to the Tenant’s Lobby Space), so long as such signage cannot be seen from the Common Areas or from anywhere outside of the Premises.

     F. If permitted by applicable Governmental Requirements, Tenant, at its expense (but payable out of the Tenant Improvement Allowance), shall have the right to install and maintain one (1) ground floor exterior sign containing Tenant’s name and logo in first-class materials either at the entrance to the Tenant’s Lobby Space or at the entrance to the parking garage (such one (1) ground floor exterior sign is hereinafter referred to the “Ground Floor Exterior Sign”). Such Ground Floor Exterior Sign, if permitted by applicable Governmental Requirements, shall be deemed to be part of Tenant’s Exterior Signage, and is subject to all of the terms and conditions applicable to the Exterior Signage as set forth in this Section 30, including, without limitation, that the location, size, shape, color, content, and manner of installation of the Ground Floor Exterior Sign shall first be approved by Landlord, which approval will not be unreasonably withheld or delayed, and Landlord makes no representation or warranty that applicable Governmental Requirements will permit Tenant to install the Ground Floor Exterior Sign. Tenant’s right to install and maintain the Ground Floor Exterior Sign is subject to any such Ground Floor Exterior Sign not prohibiting or interfering with the right of any of the retail tenants of the Third Party Ground Floor Retail Space to install such retail tenants’ trade name signage as described above.

     G. Except as otherwise set forth herein, Landlord and Tenant shall not place any signs or other advertising matter or material on the exterior of the Building or anywhere upon the Common Areas. The foregoing is not intended to limit any signage that Landlord may be required to display pursuant to Governmental Requirements.

     H. In connection with Tenant’s Exterior Signage (including the Ground Floor Exterior Sign), Tenant may seek a variance from the applicable Governmental Authorities in order to attempt to obtain the Exterior Signage rights set forth in this Lease. Landlord, at Tenant’s expense, will cooperate with Tenant in connection with Tenant seeking such a variance. In no event will Tenant be permitted to seek any such variance if such variance would (i) prohibit or interfere with the right of any of the retail tenants of the Third Party Ground Floor Retail Space to install such retail tenants’ trade name signage as described above, and/or (ii) result in any delay in the issuance of a building permit for the Base Building and/or the Leasehold Improvements.

Section 31 – NOTICES. All notices, demands, requests, consents, approvals or other communications in this Lease provided or permitted to be given, made or sent by either party hereto to the other shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been duly given on the second business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth in Section 1 hereof. Notwithstanding the foregoing, any of such notices, demands or other communications to be made pursuant to this Lease may be sent by a national overnight carrier service (e.g. Federal Express) but shall only be deemed given when received (or when delivery thereof is refused, as the case may be). The address to which any notice, demand or other writing may be given, made or sent to either party may be changed by ten (10) days prior written notice given by such party as above provided.

Section 32 – LANDLORD’S REPRESENTATIONS. Landlord, in order to induce Tenant to enter into this Lease, hereby represents that, as of the date of this Lease:

     A. Landlord has no actual knowledge of the presence of any Hazardous Substance, including transformers containing polychlorinated biphenyl, on or about the Building Land. (Landlord covenants to cooperate with Tenant, at Tenant’s expense, in order for Tenant to obtain (at Tenant’s expense) a reliance letter from Landlord’s environmental consultant in connection with a Phase I environmental report obtained or to-be-obtained by Landlord in connection with the Building Land.)

     B. Landlord has full power and authority to conduct its business as presently conducted and to enter into this Lease, and that this Lease has been duly authorized, executed and delivered by Landlord and constitutes a legal and binding obligation of Landlord, subject to the terms hereof.

     C. The execution, delivery and performance of this Lease will not conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, bank loan, credit agreement, deed of trust, instrument, document, land use document, agreement or contract of any kind or nature to which Landlord is a party or by which Landlord may be bound.

     D. To Landlord’s actual knowledge, no litigation or proceedings (or threatened litigation or proceeding or basis therefor) exists which could materially and adversely affect the ability of Landlord to perform its obligations under this Lease or which would constitute a default on the part of Landlord under this Lease, or which would constitute such a default with the giving of notice or lapse of time, or both, subject to the terms hereof.

     E. Landlord has no actual knowledge of any pending or threatened condemnation or similar proceeding affecting the Building Land or any portion thereof.

     F. The Project is or prior to the Commencement Date will be zoned to permit the use and operation of the Premises for general office use, and there is not any survey or title matter which prohibits or restricts the use and operation of the Premises for general office use or materially and adversely affects the rights granted Tenant in this Lease. (In connection with title and survey matters, if Tenant elects to obtain a title insurance policy for Tenant’s leasehold interest hereunder, Landlord covenants to provide a customary no lien, possession, and gap affidavit in form and content reasonably acceptable to Landlord.)

Section 33 – NON-WAIVER. No waiver of any covenant or condition of this Lease by either party shall be deemed to imply or constitute a further waiver of the same covenant or condition or of any other covenant or condition of this Lease. Any such waiver must be in writing and signed by the party granting the waiver. Except as expressly set forth in this Lease, no act or omission of Landlord or its agents shall constitute an actual or constructive eviction, unless Landlord shall have first received written notice of Tenant’s claim and shall have had a reasonable opportunity to remedy such claim.

Section 34 – SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT.

     A. On or before thirty (30) days after the satisfaction of the condition precedent set forth in Section 62 of this Lease and the closing of Landlord’s construction financing for the Project, Landlord covenants to obtain from each lender the security for whose loan then-encumbers the Project (and each lessor, if any, whose interest in the Project is then-paramount to Landlord’s (“Overlessor”)), a subordination, nondisturbance and attornment agreement (“SNDA”) in form and content reasonably acceptable to Tenant and the lender or Overlessor, as applicable, which SNDA shall include the provisions of the form shown in Exhibit “I” in connection with casualty and condemnation proceeds being utilized to the extent required in this Lease provided that at the time that Landlord delivers the applicable SNDA to Tenant, Tenant meets the SNDA Casualty and Condemnation Proceeds Conditions, as hereinafter defined. If Landlord breaches its obligation(s) hereunder, Tenant may terminate this Lease by giving written notice thereof to Landlord; provided, however, that any such termination notice may only be given prior to delivery of such SNDA to Tenant, and provided further, that even if Tenant properly elects to so terminate this Lease, if Landlord delivers the required SNDA(s) to Tenant within thirty (30) days after receipt of Tenant’s termination notice, then the termination of this Lease shall be void and of no further force or effect, and this Lease shall continue in full force and effect.

     B. Tenant shall, upon Landlord’s request, subordinate this Lease in the future to any mortgage lien or overlease placed by Landlord upon the Project or any part thereof, provided that Tenant receives an SNDA in form and content reasonably acceptable to Tenant and the lender or Overlessor, as applicable, which SNDA shall include the provisions of the form shown in Exhibit “I” in connection with casualty and condemnation proceeds being utilized to the extent required in this Lease provided that at the time that Landlord delivers the applicable SNDA to Tenant, Tenant meets the SNDA Casualty and Condemnation Proceeds Conditions.

     C. Any such SNDA shall be substantially in the form attached hereto and made a part hereof as Exhibit “I,” with such commercially reasonable changes thereto as may be reasonably acceptable to Tenant, and the lender or Overlessor, as applicable, and Landlord, but in any case the SNDA shall include the provisions of the form shown in Exhibit “I” in connection with casualty and condemnation proceeds being utilized to the extent required in this Lease, provided that, (i) at the time that Landlord delivers the applicable SNDA to Tenant: (x) Tenant’s net worth (as determined in accordance with GAAP) is more than Two Hundred Million Dollars ($200,000,000.00); and (y) Tenant is not in default of this Lease beyond applicable notice and cure periods (if any); and (z) Tenant is leasing the entire Rentable Area of the Building other than the Third Party Ground Floor Retail Space, and (ii) at the time of the casualty or condemnation, Tenant is not in default of this Lease beyond applicable notice and cure periods (if any). The conditions set forth in this subsection C in connection with casualty and condemnation proceeds are referred to as the “SNDA Casualty and Condemnation Proceeds Conditions.”

Section 35 – ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS.

     A. Landlord and Tenant agree at any time and from time to time, upon not less than fifteen (15) days’ prior written request by either of them to the other, to execute, acknowledge and deliver to the requesting party a statement in writing certifying that: this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications); the amount of the Fixed Annual Rent and the additional rent then being paid and the dates to which same have been paid; the space being occupied by Tenant; whether or not, to the best of the certifying party’s knowledge, there is any existing or alleged default by either party with respect to which a notice of default has been served, or any facts which, with the passing of time or the giving of notice or both, would constitute a default and, if there is any such default or facts, specifying the nature and the extent thereof; and such other factual information pertaining to this Lease as may be reasonably requested by the requesting party, it being intended that any such statement delivered pursuant to this Section 35 may be relied upon by Landlord, any prospective purchaser of the fee, or leasehold, or any mortgagee or assignee of any mortgage upon the fee or leasehold interest in the Premises (whether prospective or existing), or by any Tenant, assignee, subtenant or lender of Tenant (whether prospective or existing).

     B. Within thirty (30) days after written request from Landlord (not more than one (1) time per year, except if Tenant’s net worth is to be determined pursuant to an express provision of this Lease), Tenant shall deliver to Landlord a copy of the most recently prepared financial statements of Tenant, prepared by an independent certified public accountant in accordance with GAAP, and if such financial statements are not available for at least the previous calendar year (from the year in which the statements are being requested), then Tenant shall have such financial statements prepared by an independent certified public accountant in accordance with GAAP. At the time of Tenant’s delivery to Landlord if any such financial statements, Tenant shall be deemed to represent and warrant to Landlord that, to the best of Tenant’s knowledge, each such financial statement is a true and accurate statement in all material respects as of the date of such statement. All financial statements shall be confidential (except Landlord may disclose such financial statements to Landlord’s attorneys, accountants, lenders, prospective purchasers, consultants and advisors who have a need to know such information, all of whom shall be informed in writing by Landlord of the confidential nature of the information). Tenant shall not have any obligation to furnish the financial statements set forth above if Tenant is then a publicly traded company on a stock exchange which is subject to regulation by the Securities and Exchange Commission.

Section 36 – SATELLITE DISH. Landlord hereby grants Tenant the right, at Tenant’s sole cost and expense, but without payment of any rent or fee to Landlord, to install, maintain and replace from time to time up to three (3) satellite dishes or similar antennae devise(s) (hereinafter “Satellite Dish”) on the roof of the Building, subject to the following: (a) applicable Governmental Requirements; (b) the right of Landlord to supervise any roof penetrations; (c) compliance with the conditions of any roof bond maintained by Landlord on the Building, (d) the right of Landlord to approve the location of the Satellite Dish, which approval shall not be unreasonably withheld or delayed, and (e) Landlord’s approval of the plans and specifications for the installation of any such Satellite Dish, which approval shall not be unreasonably withheld or delayed. Any Tenant installations which negatively affect Landlord’s roof warranty shall be supervised by Landlord’s roofing contractor and, if desired by Landlord, performed by Landlord’s roofing contractor, at Tenant’s expense. Each Satellite Dish is to be equal to or less than six (6’) feet in diameter. Any such satellite dishes and the cables, wires and transformers related thereto are referred to as “Communications Equipment”. The Tenant shall advise the Landlord at least ten (10) Business Days in advance of the planned installation of such Communications Equipment, including detailed information and plans with respect to specific equipment, location, frequencies, operating characteristics, and any cabling requirements and shall comply with any reasonable request of Landlord with respect to the installation thereof. Tenant shall be responsible for any damage to the Building and any injury to person or property caused by installing, maintaining or removing the Satellite Dish and Communications Equipment. At the expiration or earlier termination of this Lease, Tenant, at its expense, shall remove the Satellite Dish and Communications Equipment. Any work required to restore the roof or any other part of the Building from any damage occasioned by the installation, maintenance or removal of the Satellite Dish and Communication Equipment shall be borne by Tenant. The installation, maintenance and removal of the Satellite Dish and Communications Equipment shall be subject to the obligations imposed upon the Tenant in this Lease with respect to the Tenant’s use and occupancy of the Premises; provided, however, that there shall be no additional consideration due from the Tenant with respect to the rights granted to the Tenant pursuant to this Section. Landlord expressly disclaims any representation or warranty with respect to condition of the roof of the Building for purposes of receiving Tenant’s Satellite Dish and Communications Equipment. The Satellite Dish and Communications Equipment shall remain the exclusive property of Tenant, and Tenant shall have the right to remove same at any time during the Term of this Lease. Tenant shall have access and the right to run telephone, CRT and other cables through the existing Building utility systems and areas with the prior consent of Landlord, which consent shall not be unreasonably withheld if same will not damage the Building or interfere with such utility systems. The Satellite Dish and all Communications Equipment shall be exclusively for Tenant’s (and it’s permitted assignees’ and subtenants’ pursuant to Section 23 hereof) use in connection with its business operations on the Premises, and no rights to such Satellite Dish and/or Communications Equipment may be granted by Tenant to third parties not permitted to occupy the Premises or a portion thereof. Landlord shall not, and shall not suffer or permit any other person or entity to, install any telecommunications or other equipment on the roof of the Building that is located between the Satellite Dish and the edge of the roof within the so-called “line of sight” of either Satellite Dish installed by Tenant.

Section 37 – RULES AND REGULATIONS. Subject to the last sentence of this Section 37, Tenant agrees to fully comply with all current Rules and Regulations shown in Exhibit “J,” attached hereto and by this reference incorporated herein. Landlord shall have the right from time to time to prescribe additional reasonable uniform rules and regulations, which in its judgment, may be desirable for the use, entry, operation and management of the Building and the Project, each of which additional rules and regulations shall, upon Tenant’s receipt of written notice thereof, be deemed incorporated herein and made a part hereof by this reference. The Rules and Regulations shall not be applied in a discriminatory manner to Tenant, nor shall any of the Rules and Regulations be inconsistent with the rights of Tenant under this Lease.

Section 38 – BROKER. Except for the Specified Broker described in Section 1 hereof, Landlord and Tenant hereby represent and warrant, each to the other, that they have not disclosed this Lease or the subject matter hereof to, and have not otherwise dealt with, any broker, finder or any other person, firm, corporation or other legal entity so as to create any legal right or claim of whatsoever kind or nature for a commission or similar fee or compensation with respect to the Premises or this Lease. Landlord hereby agrees that Landlord shall pay to the Specified Broker the total brokerage commission due and payable to the Specified Broker pursuant to separate agreement. Landlord and Tenant hereby indemnify each other against; and agree to hold each other harmless from, any liability or claim (and all expenses, including reasonable attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with the indemnitor and relating to the Premises or this Lease. The provisions of this Section shall survive the expiration or sooner termination of this Lease.

Section 39 – MEMORANDUM OF LEASE. Tenant shall not record this Lease without the written consent and joinder of Landlord. However, simultaneously with the execution of this Lease, the parties shall execute in recordable form a Memorandum of Lease in the form attached hereto and made a part hereof as Exhibit “N.” Promptly following the satisfaction of the condition precedent set forth in Section 62 of this Lease and the closing of Landlord’s construction financing for the Project, Landlord, at its expense, shall record such Memorandum of Lease in the Public Records of Miami-Dade County, Florida. Upon the expiration or sooner termination of this Lease, the parties shall execute, in recordable form, an instrument confirming that this Lease has been terminated (and that the Memorandum of Lease is likewise terminated).

Section 40 – PARKING. As long as this Lease is in full force and effect, Landlord will provide (or will cause the operator of the parking garage located in the Building to provide) Tenant during the Term, at no additional consideration, with three (3) parking spaces in the Building parking garage per each 1,000 Rentable Square Feet of the Premises. All of the Tenant’s parking spaces in the Building parking garage shall be subject to the terms and provisions of Exhibit “K,” attached hereto and made a part hereof.

Section 41 – CONSTRUCTION OF LANGUAGE. The terms “Lease,” “Lease Agreement” or “Agreement” shall be inclusive of each other, and shall include renewals, extensions or modifications of this Lease. The Section headings and titles are for convenience only and shall have no effect upon the construction or interpretation of any part of this Lease.

     This Lease has been prepared, reviewed and revised mutually by Landlord and Tenant and their respective professional advisors. Landlord, Tenant and their separate advisors believe that this Lease is the product of their joint efforts, that it expresses their agreement, and that it should not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in its preparation.

Section 42 – LIABILITY OF LANDLORD. Except for the willful criminal acts of Landlord, Tenant shall look solely to (i) the estate and property of the Landlord in the Project, (ii) the rents and other income (including, without limitation, insurance proceeds payable to Landlord) from the Project receivable by Landlord, and (iii) the consideration received by Landlord from the sale of all or any part of the Project, for the collection of any judgment, or in connection with any other judicial process, requiring the payment of money by Landlord in the event of any default by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and performed by Landlord, and no other property or estates of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies and rights under this Lease. The provisions of this Section 42 are not designed to relieve Landlord from the performance of any of its obligations hereunder, but rather to limit Landlord’s liability in the case of a recovery of a money judgment against Landlord. The foregoing limitation shall not apply to or limit any injunctive or other equitable declaratory or other forms of relief to which Tenant may be entitled. The word “Landlord” as used in this Lease shall mean only the owner from time to time of Landlord’s interest in this Lease. In the event of any assignment of Landlord’s interest in this Lease at any time following Substantial Completion, the assignor (and all prior assignor landlords, if this Lease has been assigned prior to Substantial Completion) shall no longer be liable for, and shall be deemed to be released from, the performance or observation of any agreements or conditions on the part of Landlord to be performed or observed subsequent to the effective date of such assignment provided the assignee specifically assumes all such obligations.

Section 43 – GOVERNING LAW. This Lease shall be construed and interpreted according to the laws of the State of Florida and exclusive venue with respect to any litigation shall be in Miami-Dade County, Florida, except as same may be in contravention of applicable law.

Section 44 – TIME OF ESSENCE. Subject to Section 55, time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

Section 45 – ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated to be paid shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided herein or by law. No acceptance of any Rent by Landlord shall constitute a waiver by Landlord of any prior or subsequent default of Tenant, notwithstanding any knowledge of such default by Landlord at the time of receipt of such Rent.

Section 46 – ENTIRE AGREEMENT. This Lease and the Exhibits “A” through “N” and Rider 1 attached hereto and forming a part hereof as if fully set forth herein, constitute all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, and the Project and there are no covenants, promises, conditions or understandings, either oral or written, between them other than are herein set forth. Neither Landlord nor Landlord’s agents have made nor shall be bound to any representations with respect to the Premises or the Project except as herein expressly set forth, and all representations, either oral or written, shall be deemed to be merged into this Lease. Except as herein otherwise provided, no subsequent alteration, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both parties.

Section 47 – SEVERABILITY. If one or more of the provisions of this Lease shall, for any reason, be held to be unenforceable in any respect, such enforceability shall not affect any other provision of this Lease.

Section 48 – INTEREST ON PAST DUE OBLIGATIONS. In addition to any and all other amounts which may be due as provided in this Lease, any amount due from either party to the other party hereunder that is not paid within ten (10) days after the due date expressly provided herein (or if no date is specified, then within thirty (30) days of written demand) shall thereafter bear interest at the Stipulated Rate from the date due until paid. Notwithstanding the foregoing, any monthly installments of Fixed Annual Rent and Tenant’s Proportionate Share of Operating Costs (and Tenant’s Proportionate Share of Taxes, if required to be paid monthly as described above) due Landlord hereunder not paid within ten (10) days after the due date, shall thereafter bear interest at the Stipulated Rate from the date due until paid; provided, however, that, on the first two (2) occurrences of late payments in any twelve (12) month period, such interest shall be assessed only if Tenant fails to pay the unpaid amount within ten (10) days after Tenant’s receipt of written notice from Landlord (which notice may be given at any time after the first day of the month for which such monthly Rent remains unpaid). In addition, any Rent other than monthly installments of Fixed Annual Rent and Tenant’s Proportionate Share of Operating Costs (and Tenant’s Proportionate Share of Taxes, if required to be paid monthly as described above) due Landlord hereunder not paid within ten (10) days after Tenant’s receipt of written notice from Landlord shall thereafter bear interest at the Stipulated Rate from the date due until paid.

Section 49 – WAIVER OF LANDLORD’S LIEN. Landlord hereby waives any statutory liens (except for judgment liens) and any rights of distress pursuant to the Florida statutory landlord’s lien law with respect to the Tenant’s property from time to time located within the Premises. This Lease does not grant a contractual lien or any other security interest to Landlord or in favor of Landlord with respect to Tenant’s Property. Landlord further agrees, at Tenant’s cost, to execute and deliver such instruments reasonably requested by Tenant from time to time to evidence the aforesaid waiver of Landlord.

Section 50 – NO EXPRESS OR IMPLIED COVENANT OF CONTINUED OPERATION. Notwithstanding anything contained or set forth in this Lease to the contrary, nothing set forth in this Lease shall be construed, in any manner whatsoever, as an implied covenant of continuous operation on the part of Tenant, and Landlord specifically acknowledges that there is no covenant of continuous operation on the part of Tenant, express or implied. In the event that Tenant elects to cease its business operations at Premises and vacates the Premises, such vacating of the Premises shall not be deemed an event of default hereunder, nor shall such vacating the Premises relieve Tenant of any of its liabilities or obligations under and pursuant to this Lease (except that Tenant shall lose its Exterior Signage rights as provided above).

Section 51 — RADON DISCLOSURE. In accordance with the requirements of Florida Statutes Section 404.056(8), the following notice is hereby given to Tenant: “RADON GAS: RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER

TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH DEPARTMENT.”

Section 52 – REASONABLE CONSENT. Notwithstanding anything to the contrary contained in this Lease, except as expressly provided in this Lease to the contrary, in all cases where consent or approval shall be required pursuant to this Lease, the giving of such consent or approval shall not be unreasonably withheld or delayed by the party from whom such consent is required or requested.

Section 53 – OFAC COMPLIANCE. Tenant and Landlord (each, a “Representing Party”) each represents and warrants to the other that (a) neither the Representing Party nor any person or entity that directly owns a 25% or greater equity interest in it nor any of its officers, directors, or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (b) the Representing Party’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”) (i.e., Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), and (c) throughout the Term of this Lease the Representing Party shall comply with the Executive Order, the Money Laundering Act, and the Patriot Act.

Section 54 – NAME OF BUILDING AND PROJECT. The name of the Project is “2701 LeJeune.” Landlord shall not have the right to change the name of the Project unless Landlord has recaptured space pursuant to Section 23 of this Lease, in which case Landlord may change the name of the Project upon at least sixty (60) days’ prior written notice to Tenant.

Section 55 – EXCUSE OF PERFORMANCE. If either party to this Lease, as the result of any (i) strikes, lockouts or labor disputes, (ii) inability to obtain labor or materials or reasonable substitutes therefor, (iii) acts of nature (including, without limitation, lightning, earthquake, hurricane, tornado, and flood), or any governmental action, condemnation, civil commotion, war, terrorism, fire or other casualty, or (iv) other conditions similar to those enumerated in this Section (other than inability to pay monies due under this Lease) beyond the reasonable control of the party obligated to perform, fails punctually to perform any non-monetary obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question, but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of the delay occasioned by any event described above.

Section 56 – TENANT’S REPRESENTATIONS. Tenant, in order to induce Landlord to enter into this Lease, hereby represents that, as of the date of this Lease:

     A. Tenant has full power and authority to conduct its business as presently conducted and to enter into this Lease. That this Lease has been duly authorized, executed and delivered by Tenant and constitutes and legal and binding obligation of Tenant.

     B. The execution, delivery and performance of this Lease will not conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, bank loan, credit agreement, deed of trust, instrument, document, agreement or contract of any kind or nature to which Tenant is a party or by which Tenant may be bound.

     C. To the best of Tenant’s knowledge, no litigation or proceedings (or threatened litigation or proceeding or basis therefor) exists which could materially and adversely affect the ability of Tenant to perform its obligations under this Lease or which would constitute a default on the part of Tenant under this Lease, or which would constitute such a default with the giving of notice or lapse of time, or both.

Section 57 – RESTRICTIONS ON FIRST FLOOR LEASES. The Third Party Ground Floor Retail Space shall be used only for retail and retail-related services (for example sundry shops, travel agencies, banking and other financial services, and dry cleaning (pick-up and drop off only, with no on-site cleaning being performed), customarily located in first-class office buildings. In no event will the Third Party Ground Floor Retail Space be used for any health club, liquor store or stand-alone bar, school, or government offices. In addition, no medical use shall be permitted on the first floor without Tenant’s prior written consent as to the type of medical use, in Tenant’s sole discretion. Any restaurant use or coffee shop use (such as Starbucks) on the first floor is subject to Tenant’s prior written approval, which shall not be unreasonably withheld or delayed. If the following requirements are not met, then Tenant will be deemed to have acted reasonably in withholding its consent: the only restaurant use on the first floor will be for not more than two (2) “white tablecloth” restaurants, that each may contain a bar having no more than fifteen (15) seats each (provided that if there is only one (1) “white tablecloth” restaurant, such restaurant may contain a bar having no more than twenty (20) seats), but such restaurants may not have (a) music other than background music such as a pianist, guitarist, etc., or (b) “happy hours” that begin before 5:00 p.m. Except for restaurants and/or coffee shops approved by Tenant (if any), there will be no other restaurant use permitted on the first floor (fast-food or otherwise), and the only other food that will be permitted to be sold to the general public on the first floor will be candy, snacks, and similar incidental food items normally sold in a sundry shop or a juice bar, and incidental vending machine use by first floor tenants. The foregoing restrictions will be void and of no further force or effect from and after such time (if any) as Tenant and RSI (or such other entity that is the subtenant under the Permitted Restaurant-Related Services Sublease) are no longer in actual occupancy of at least 122,000 Rentable Square Feet in the Building (except for bona fide temporary cessation for a reasonable period due to alterations (but not to exceed sixty (60) days regarding alterations), casualty, condemnation, or force majeure). The various uses permitted for the first floor retail space do not apply to Tenant’s Ground Floor Retail Space, which use by Tenant is limited to the specific uses therefor expressly set forth in Section 1 of this Lease.

Section 58 – LAWS AND ORDINANCES.

     A. Tenant, at its expense, agrees to comply with all “Governmental Requirements” (as hereinafter defined) regarding Tenant’s permitted use of the Premises or regarding the Tenant’s Work or subsequent Alterations to the Premises made by Tenant.

     B. Landlord, at its expense (but as part of Operating Costs if properly includible in Operating Costs), shall be comply with all Governmental Requirements with respect to the Common Areas and the Base Building constructed by Landlord. As provided in the Construction Addendum, Landlord shall construct the Premises in accordance with Governmental Requirements.

     C. The term “Governmental Authority” shall mean any federal, state, county, municipal, or other governmental, governmental department, commission, board, bureau, court, agency, or instrumentality having jurisdiction or authority over Landlord, Tenant and/or all or any part of the Project. The term “Governmental Requirement” shall mean any law, statute, code, rule, regulation, ordinance, order, authorization, registration, or other direction or requirement of any Governmental Authority which is now or in the future applicable to the Project or any part thereof.

Section 59 – SUCCESSORS AND ASSIGNS. The covenants, agreements and obligations herein contained, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, administrators, successors and permitted assigns.

Section 60 – TELECOMMUNICATIONS.

     A. Tenant shall, at Tenant’s sole cost and expense, be solely responsible for securing such telephone and other electronic telecommunications service to the Premises as Tenant may require for its use and occupancy thereof, and Landlord shall have no obligations or liability whatsoever to Tenant with respect to the provision of such services to the Premises. Tenant may select its telecommunications providers, and Landlord will provide non-exclusive access to the Building telecommunications risers and utility closets if not within the Premises without additional charge to Tenant. None of Landlord’s approval of, or requirements concerning, any telecommunications work, lines, equipment, plans, specifications or drawings or any equipment related thereto, Tenant’s telecommunications provider or Tenant’s and/or Tenant’s telecommunications provider’s contractors, subcontractors, or Landlord’s future designation of a preferred telecommunications provider for the Building (if any) (and which Landlord shall have the right to do only if Landlord has recaptured space pursuant to Section 23, above), shall be deemed a warranty as to the adequacy, suitability, competence or financial strength thereof, and Landlord hereby disclaims any responsibility or liability for the same. Further, Tenant hereby acknowledges that Landlord shall have no obligation or liability and hereby waives any claim against Landlord for any damages or problems in the event that Tenant’s telecommunications services, lines or equipment are in any way inadequate, do not satisfy Tenant’s requirements, are interrupted, curtailed, discontinued, disconnected, terminated, damaged or otherwise interfered with, or fail, except to the extent caused by the negligence or willful misconduct of Landlord, its employees or agents. Tenant’s telecommunications provider(s) shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed.

     B. Any telegraphic, telephone or data lines installed in the Premises and/or the Building by or on behalf of Tenant shall be appropriately tagged with Tenant’s name and the name of the provider, and all of such wiring shall be removed by Tenant, at Tenant’s expense, upon the expiration or termination of this Lease.

Section 61– RIGHT OF FIRST OFFER.

     A. Commencing on the date that Landlord takes title to the Building Land, Landlord hereby grants to Tenant a one-time (except as otherwise expressly set forth in subsection E, below) right of first offer to purchase the entire Project (the “Right of First Offer”), exercisable by Tenant as follows: Landlord shall notify Tenant in writing if Landlord intends to place the Project on the market for sale to an unaffiliated third party (whether by sale of assets and/or sale of the equity interests in the entity constituting Landlord) (“Landlord’s Right of First Offer Activation Notice”). Landlord’s Right of First Offer Activation Notice will include the following proposed business terms that would serve as a basic nonbinding framework for the negotiation of a purchase and sale agreement: proposed purchase price, amount of deposits, whether seller-financing would be provided by Landlord, and allocation of closing costs and other transaction expenses (documentary stamp taxes and surtax, title insurance, survey, brokerage commissions, etc.). By written notice delivered to Landlord within ten (10) days after receipt of Landlord’s Right of First Offer Activation Notice (“Tenant’s Right of First Offer Exercise Deadline”), Tenant may elect to pursue negotiations for the purchase of the Project (“Tenant’s Right of First Offer Exercise Notice”).

     B. If Tenant fails to deliver Tenant’s Right of First Offer Exercise Notice by the expiration of Tenant’s Right of First Offer Exercise Deadline, then the Right of First Offer shall be deemed to be waived by Tenant and of no further force or effect, except as otherwise expressly set forth in subsection E, below.

     C. If Tenant timely delivers the Tenant’s Right of First Offer Exercise Notice, then Landlord and Tenant shall, within five (5) days, enter into good faith negotiations for the purchase of the Project by Tenant, on terms and conditions satisfactory to the parties in their sole good faith discretion (provided, however, that (i) Tenant shall not be entitled to any inspection period or other so-called “free-look”; instead, Tenant shall conduct any desired due diligence within the Negotiation Period (as hereinafter defined), Tenant shall be responsible to repair any damage caused by any inspection of the Premises, and the indemnification provisions of this Lease shall apply to any such due diligence inspections, and (ii) the closing shall take place within thirty (30) days after the date of the purchase agreement, and (iii) the purchase and sale agreement will contain then-customary provisions for title and survey review, casualty and condemnation, and seller representations, but taking into account that the Project would be sold to the occupant of virtually the entire Project).

     D. If, despite such good faith negotiations, the parties are unable to execute an agreement for the sale and purchase of the Project within thirty (30) days after the date of Tenant’s Right of First Offer Exercise Notice (the “Negotiation Period”), for any reason whatsoever, then Landlord shall have the right to sell the Project to any entity (i) at any price higher than, or if lower then within five (5%) percent of, the price that Landlord offered to sell the Project to Tenant and (ii) on essential economic terms other than price comparable in all material respects to those on which Landlord offered to sell the Project to Tenant (and if Landlord is unable to sell the Project within one (1) year after the expiration of the Negotiation Period at any price higher than, or if lower then within five (5%) percent of, the price that Landlord offered to sell the Project to Tenant and on other essential economic terms comparable in all material respects to those on which Landlord offered to sell the Project to Tenant, then Landlord shall subsequently reactivate the Right of First Offer pursuant to subsection A if Landlord elects to again place the Project on the market for sale to an unaffiliated third party). In addition, Tenant shall execute, within ten (10) days after the expiration of the Negotiation Period, an instrument in recordable form in order to evidence that Landlord and Tenant were unable to reach an agreement.

     E. If Landlord’s Right of First Offer Activation Notice is delivered to Tenant on or after the third (3rd) anniversary of the Commencement Date, then the Right of First Offer shall be solely a one-time right and if Tenant fails to deliver Tenant’s Right of First Offer Exercise Notice by the expiration of Tenant’s Right of First Offer Exercise Deadline, or if Tenant delivers the Tenant’s Right of First Offer Exercise Notice and the parties do not reach an agreement as of the expiration of the Negotiation Period, and Landlord then sells the Project as provided in subsection D, the Right of First Offer shall be deemed to be waived by Tenant and of no further force or effect and shall not be applicable to the successor of Landlord to which Landlord sells the Project (“Landlord’s Immediate Successor”) (or to any successors or assigns of Landlord’s Immediate Successor). If, however, Landlord’s Right of First Offer Activation Notice is delivered to Tenant at any time prior to the third (3rd) anniversary of the Commencement Date, then, even if Tenant fails to deliver Tenant’s Right of First Offer Exercise Notice by the expiration of Tenant’s Right of First Offer Exercise Deadline, or if Tenant delivers the Tenant’s Right of First Offer Exercise Notice and even if the parties do not reach an agreement as of the expiration of the Negotiation Period, and Landlord sells the Project as provided in subsection D, then the one-time Right of First Offer shall be applicable to the Landlord’s Immediate Successor, if Landlord’s Immediate Successor intends to place the Project on the market for sale to an unaffiliated third party as described above. If Landlord’s Immediate Successor ever provides a Landlord’s Right of First Offer Activation Notice and Tenant fails to deliver Tenant’s Right of First Offer Exercise Notice by the expiration of Tenant’s Right of First Offer Exercise Deadline, or if Tenant delivers the Tenant’s Right of First Offer Exercise Notice and Tenant and Landlord’s Immediate Successor do not reach an agreement as of the expiration of the Negotiation Period, and Landlord’s Immediate Successor then sells the Project as provided in subsection D, the Right of First Offer shall be deemed to be waived by Tenant and of no further force or effect and shall not be applicable to any successors or assigns of Landlord’s Immediate Successor.

     F. Notwithstanding anything contained herein to the contrary, Tenant shall not be permitted to exercise the Right of First Offer while in default of this Lease, subject to any applicable default notice and grace or cure periods.

     G. Notwithstanding anything contained herein to the contrary, the Right of First Offer shall not be applicable to any direct or indirect transfers (i) by Landlord to a mortgagee in connection with a transfer of Landlord’s interest pursuant to a foreclosure or transfer in lieu thereof or a purchaser at a foreclosure sale, and/or (ii) to or among any legal entity that is an affiliate, subsidiary, or parent of Landlord or Landlord’s partners, members, or shareholders, or a legal entity controlled by Landlord into or with which Landlord may be merged or consolidated (except if the primary purpose of the merger or consolidation is to circumvent Tenant’s right of first offer and transfer the Project to an unaffiliated third party), and/or (iii) to any entity controlled by (A) JP Morgan Chase Bank, as trustee for its Commingled Pension Trust Fund (Special Situation), its successors or assigns or (B) any other pension fund or investment fund managed or advised by J.P. Morgan Investment Management Inc. and/or any other subsidiary of J.P. Morgan Chase & Co. (or any successor thereto by merger or acquisition).

     H. The right of first offer is personal to the Original Tenant, and not to any successors or assigns of the Original Tenant, except in connection with an Exempt Transfer involving an assignment of this Lease in total to an entity whose net worth (as determined in accordance with GAAP) is no less than the greater of (i) Original Tenant’s net worth (as determined in accordance with GAAP) as of the date of such Exempt Transfer or (ii) Two Hundred Million Dollars ($200,000,000.00).

     I. If any time during the Term Landlord has recaptured space pursuant to Section 23 of this Lease such that Tenant is no longer leasing at least 122,000 Rentable Square Feet in the Building, then the right of first offer shall be deemed to be void and of no further force or effect.

Section 62 – LANDLORD’S CONDITION PRECEDENT.

     A. Notwithstanding anything to the contrary contained in this Lease, the parties acknowledge that Landlord does not hold fee simple title to the Building Land as of the date hereof. Landlord (or an affiliate) is or will be the assignee of the buyer’s interest under an existing contract to buy the Building Land from City National Bank of Florida, the current fee title holder (the “Current Title Holder”). Therefore, it shall be a condition precedent to this Lease, and the obligations of the parties hereunder, that Landlord shall either hold fee simple title to the Building Land, or shall have entered into a ground lease for the Building Land with the Current Title Holder, on or before February 28, 2006 (the “Landlord’s Condition Date”). (If a ground lease, the terms thereof shall not conflict with this Lease (including, without limitation, that the ground lease will have a term no less than the Term hereof including renewal options), and rent payable to the Current Title Holder thereunder will be part of Project costs for purposes of calculating the Fixed Annual Rent, provided that the ground rent will be based on the same carrying costs as if Landlord had purchased fee title to the Building Land and placed a mortgage on the Building Land as of the date that this condition precedent is satisfied, as set forth in Exhibit “C” (i.e., the line items for “Land” and “Financing cost” set forth in Exhibit “C”). Notwithstanding anything to the contrary in Section 34 of the Lease, Landlord will not be obligated to obtain an SNDA from the Current Title Holder in connection with such ground lease, unless the ground lease is still in effect as of the Commencement Date (i.e., if Landlord has not purchased fee title from the Current Title Holder between the date of the ground lease and the Commencement Date)).

     B. If such condition precedent is not satisfied by the Landlord’s Condition Date, for any reason whatsoever, then either party may elect to terminate this Lease, whereupon the parties shall be released from all obligations and liabilities under this Lease, except as otherwise expressly set forth herein. However, Landlord, in its sole discretion, shall have the right to extend the Landlord’s Condition Date by up to but not more than six (6) months. If Landlord or Tenant terminates this Lease because such condition precedent is not satisfied by the Landlord’s Condition Date (as the same may be extended), then Landlord shall be reimburse Tenant for Tenant’s out-of-pocket architectural costs, not to exceed $250,000.00.

     C. Except as set forth above, any expenditure of time and/or sums of money by either party in reliance on the existence of this Lease prior to the time that Landlord the condition precedent set forth above has been satisfied shall be at the sole risk of the party making the expenditure, and such party may not rely on the existence of this Lease in order to make any such expenditures. Nonetheless, the parties agree to fully and timely comply with their obligations under the Construction Addendum from and after the date of this Lease.

Section 63 – RENTS FROM REAL PROPERTY. Landlord and Tenant agree that all Rent payable by Tenant to Landlord shall qualify as rents from real property within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). If Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as rents from real property for the purposes of the Code and the Regulations, Tenant agrees to cooperate with Landlord (at Landlord’s expense) by entering into such amendment or amendments as Landlord deems necessary to qualify all Rent as rents from real property, in form and content reasonably acceptable to Tenant; provided, however, that any adjustments required pursuant to this paragraph shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.

Section 64 – COUNTERPART EXECUTION. This Lease may be executed and delivered in counterparts for the convenience of the parties, all of which taken together shall constitute one and the same instrument. If requested, the parties agree to follow-up counterpart execution with signature pages signed by both parties.

Section 65 – WAIVER OF JURY TRIAL; COUNTERCLAIMS. THE PARTIES HERETO WAIVE TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDINGS OR COUNTERCLAIMS BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING TO REMOVE TENANT FROM POSSESSION OF THE PREMISES, TENANT WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDINGS UNLESS THE FAILURE TO DO SO WOULD BAR TENANT’S RIGHT TO DO SO IN A SEPARATE ACTION. IF TENANT MUST, BECAUSE OF APPLICABLE COURT RULES, INTERPOSE ANY COUNTERCLAIM OR OTHER CLAIM AGAINST LANDLORD IN SUCH PROCEEDINGS, LANDLORD AND TENANT COVENANT AND AGREE THAT, IN ADDITION TO ANY OTHER LAWFUL REMEDY OF LANDLORD, UPON MOTION OF LANDLORD, SUCH COUNTERCLAIM OR OTHER CLAIM ASSERTED BY TENANT SHALL BE SEVERED OUT OF THE PROCEEDINGS INSTITUTED BY LANDLORD (AND, IF NECESSARY, TRANSFERRED TO A COURT OF DIFFERENT JURISDICTION), AND THE PROCEEDINGS INSTITUTED BY LANDLORD MAY PROCEED TO FINAL JUDGMENT SEPARATELY AND APART FROM AND WITHOUT CONSOLIDATION WITH OR REFERENCE TO THE STATUS OF EACH COUNTERCLAIM OR ANY OTHER CLAIM ASSERTED BY TENANT.

[signatures appear on next page]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, or have caused the same to be executed as of the day and year first above written.

Signed, sealed and delivered in	LANDLORD:
the presence of:
CM LEJEUNE, INC., a Florida corporation

/s/ Colleen P. Cool	By:	/s/ A. Codina

	Print Name:	Armando Codina

/s/ Ana C. Lopez	Its:	President

TENANT:

BURGER KING CORPORATION, a
Florida corporation

/s/	By:	/s/ Greg Brenneman

	Print Name:	Greg Brenneman

/s/ Kathryn E.	Its:	Chairman and Chief Executive Officer

     IN WITNESS WHEREOF, Landl

ord and Tenant have executed this Lease, or have caused the same to be executed as of the day and year first above written.

Signed, sealed and delivered in	LANDLORD:
the presence of:
CM LEJEUNE, INC., a Florida corporation

By:

Print Name:

Its:

TENANT:

BURGER KING CORPORATION, a
Florida corporation

/s/	By:	/s/ Greg Brenneman

	Print Name:	Greg Brenneman

/s/ Kathryn E.	Its:	Chairman and Chief Executive Officer

RIDER NO. 1

ANNEXED TO AND MADE A PART OF LEASE
BETWEEN CM LEJEUNE, INC., AS LANDLORD
AND
BURGER KING CORPORATION, AS TENANT

Renewal Option

     A. Landlord hereby grants to Tenant, so long as Tenant shall not be in default (beyond applicable notice and cure period) of any terms, covenants, payments or conditions of the Lease, the right and option to renew the term of this Lease for three (3) additional periods of five (5) years each (the “Renewal Term(s)”), commencing upon the expiration of the initial Term of this Lease.

     B. The terms of Lease during each of the Renewal Terms shall be upon the same terms and conditions as during the initial Term hereof, except that (a) the Commencement Date of each Renewal Term shall be the first day of each Renewal Term, and (b) following expiration of the third Renewal Term as provided herein, Tenant shall have no further right to renew or extend the Lease, and (c) Fixed Annual Rent to be payable by Tenant during each Renewal Term shall be the Fair Market Rental Value (as hereinafter defined), and Landlord and Tenant shall attempt to agree on the Fair Market Rental Value. If Tenant and Landlord fail to agree on the Fair Market Rental Value for each year of the Renewal Term within thirty (30) days after Tenant’s exercise of its option to renew, then the Fair Market Rental Value for each year of the Renewal Term in question shall be determined in the following manner (the “Appraisal Method”): Tenant and Landlord shall each designate an MAI Appraiser (who shall be a member of the American Institute of Real Estate Appraisers with at least five (5) years of experience in appraisal of commercial properties in Coral Gables, Florida) to request a valuation of the Fair Market Rental Value for the Premises. On the failure of either party to designate an appraiser within sixty (60) days after Tenant’s exercise of its option to renew, the other party shall have the right to designate an appraiser for the non-designating party. Each party shall bear the expense of its designated appraiser and shall furnish the other party with a copy of its completed appraisal. The Fair Market Rental Value for each year of the Renewal Term shall be the average of Fair Market Rental Value established by the two appraisals, provided, however, in the event the parties fail to agree that such average is a fair rental rate for the Premises and the two appraisals differ by more than ten percent (10%) per square foot of the higher appraisal, then, and in that event, a third appraiser (who shall have the same qualifications set forth above) shall be mutually selected by the first two appraisers. If the two (2) appraisers fail to agree on a third appraiser, then either party may request that the President of the Miami-Dade County American Institute of Real Estate Appraisers (or its successor organization) appoint such third appraiser. The third appraiser shall establish the Fair Market Rental Value for each year of the Renewal Term by selecting the valuation of one or the other of the first two appraisers. The third appraiser shall not have the right to establish any other rental rate. The Fair Market Rental Value for each year of the Renewal Term as determined by the third appraiser shall be final and binding on the parties and shall be retroactive to the commencement of the Renewal Term. The expense of the third appraiser shall be shared equally by Landlord and Tenant.

If the determination of Fair Market Rental Value is being performed following a casualty in order to void a termination of the Lease by Landlord pursuant to Section 18B or Section 18F of the Lease, then the parties acknowledge that the determination of Fair Market Rental Value shall be based on what the Fair Market Rental Value will be at the commencement of the Renewal Term, and not what the Fair Market Rental Value is at the then-current time that the parties are setting the Fair Market Rental Value following the casualty.

     C. Tenant shall exercise its option to extend this Lease for the Renewal Term, if at all by written notice to Landlord received by Landlord on or before twelve (12) months prior to the expiration of the then current Term, and no earlier than eighteen (18) months prior to the expiration of the then current Term; provided that Tenant’s failure to give the renewal notice by said date, whether due to Tenant’s oversight or failure to cure any existing defaults or otherwise, shall render the renewal options null and void. Tenant may not exercise its option to renew during any period in which Tenant is in default of the Lease beyond applicable notice and cure periods. Failure of Tenant to duly. and timely exercise a renewal option hereunder shall be conclusively deemed to constitute a waiver of all renewal rights of Tenant hereunder.

     D. For purposes of this Rider No. 1, the term “Fair Market Rental Value” as of any date, with respect to any space, and with respect to any period, shall mean the fixed base rent per annum which, on such date, a willing landlord under no compulsion would agree to accept from a non-renewal non-expansion tenant leasing a comparable amount of space and having the then-creditworthiness of Tenant, and such a willing non-renewal non-expansion tenant under no compulsion would agree to pay, for a lease of such space for such period on all of the terms and conditions of this Lease to be applicable thereto (including (i) any construction allowance and/or free rent period to which Tenant will be entitled with respect thereto, or the absence thereof if such be the case, and (ii) Tenant’s obligation to pay additional rent based upon operating expenses and taxes). With respect to any renewal, Tenant shall have the right to a market tenant improvement allowance, or to waive the same and have that waiver taken into account in the determination of the Fair Market Rental Value.

     E. When determining the aforesaid Fair Market Rental Value by reference to comparable transactions, the base rents provided for in such comparable transactions shall be adjusted to reflect the differences between the other terms of such comparable transactions and the other terms of the renewal to which the aforesaid Fair Market Rental Value is to be applicable. For example: (a) if such comparable transactions provided for any allowance and/or free rent, then in determining the aforesaid Fair Market Rental Value to be applicable to any renewal with respect to which Tenant does not receive any allowance and/or free rent (or a smaller allowance and/or free rent) the base rents provided for in such comparable transactions shall be adjusted downward, or (b) if such comparable transactions provided for the tenant thereunder to pay its pro-rata share of operating expenses and/or taxes in a different manner than triple-net, then in determining the aforesaid Fair Market Rental Value to be applicable to any renewal, the base rents provided for in such comparable transactions shall be adjusted upward or downward, as appropriate.

     F. A market brokerage commission may be payable by Landlord on renewals to the Specified Broker (provided the Specified Broker is appointed by Tenant and actively participates

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in the negotiation of a renewal), in which event such commission shall be taken into account in the determination of Fair Market Rental Value.

Signed, sealed and delivered	LANDLORD:
in the presence of:
CM LEJEUNE, INC.,
a Florida corporation

By:

Print Name:

Its:

TENANT:

BURGER KING CORPORATION,
a Florida corporation

By:

Print Name:

Its:

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